UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation will hold its Annual Meeting of Shareholders on Friday, April 29, 2011 at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the two nominees identified in the attached Proxy Statement, each to serve for a term of three years;

2.	Approve an amendment to our Code of Regulations allowing our Board of Directors to amend the Code of Regulations to the extent permitted by Ohio law;

3.	Cast an advisory vote on our executive compensation program;

4.	Cast an advisory vote on the frequency of the shareholder vote on our executive compensation program;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

6.	Transact such other business as may properly come before the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation (NYSE:PGR) at the close of business on February 28, 2011, will be entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 18, 2011

The Proxy Statement and the 2010 Annual Report to Shareholders

are also available at progressiveproxy.com.

The Progressive Corporation

Proxy Statement

General Information Regarding Proxy Materials and the Annual Meeting of Shareholders	1
Questions and Answers about the Annual Meeting and Voting	1
Item 1: Election of Directors	6
Nominees for Election at the Annual Meeting	8
Directors Whose Terms will Continue after the Annual Meeting	8
Directors Whose Terms will not Continue after the Annual Meeting	11
Other Board of Directors Information	11
Board of Directors Independence Determinations	11
Board Structure and Risk Oversight	11
Meetings of the Board of Directors and Attendance	12
Meetings of the Non-Management and Independent Directors	12
Board Committees	12
Executive Committee	13
Audit Committee	13
Compensation Committee	14
Investment and Capital Committee	14
Nominating and Governance Committee	14
Communications with the Board of Directors	16
Certain Relationships and Related Transactions	16
Compensation Committee Interlocks and Insider Participation	17
Report of the Audit Committee	18
Security Ownership of Certain Beneficial Owners and Management	19
Security Ownership of Certain Beneficial Owners	19
Security Ownership of Management	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
Compensation Discussion and Analysis	22
Compensation Committee Report	37
Compensation Programs and Risk Management	37
Executive Compensation	38
Summary Compensation Table	38
Grants of Plan-Based Awards	39
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	39
Outstanding Equity Awards at Fiscal Year-End	44
Option Exercises and Stock Vested	45
Nonqualified Deferred Compensation	46
Potential Payments Upon Termination or Change in Control	48
Compensation of Directors	53
Narrative Disclosure to Director Compensation Table	53
Item 2: Proposal to Approve an Amendment to our Code of Regulations Allowing the Board of Directors to Amend our Code of Regulations to the Extent Permitted by Ohio Law	55
Item 3: Advisory Vote on our Executive Compensation Program	57
Item 4: Advisory Vote on the Frequency of the Shareholder Vote on our Executive Compensation Program	58
Item 5: Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2011	59
Other Independent Registered Public Accounting Firm Information	59
Approval of Audit and Non-Audit Services	59
Independent Registered Public Accounting Firm Fees	59
Shareholder Proposals	60
Householding	60
Charitable Contributions	60
Other Matters	61
Available Information	61

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. These include the election of two directors, the approval of an amendment to our Code of Regulations, advisory votes on our executive compensation program and the frequency of such vote, and the ratification of the appointment of Progressive’s independent registered public accounting firm for 2011, each described in more detail below.

The Annual Meeting will take place on Friday, April 29, 2011 at 10:00 a.m., local time, at 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2010 Annual Report to Shareholders are being mailed to shareholders beginning on or about March 21, 2011.

All properly executed written proxies, and all proxies that are properly completed and submitted over the Internet or by telephone, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting.

Only shareholders of record of The Progressive Corporation at the close of business on February 28, 2011, the record date, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by such shareholder. On the record date, we had 658,506,752 common shares issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you are a shareholder of Progressive. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, April 29, 2011. At the meeting, shareholders will be asked to vote on several items of business. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal authority for another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card, the person(s) named as your proxy(ies) on the card are required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted, without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below), subject to approval by shareholders. The Board recommends that you vote in favor of each director nominee named in this Proxy Statement and in accordance with the Board’s specific recommendations on each of the other proposals. However, you control your vote, and the voting instructions that you provide will be followed.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting of Shareholders. These include:

•	Election as directors of the two nominees identified in this Proxy Statement, each to serve for a term of three years;

•	Approval of an amendment to our Code of Regulations to allow the Board of Directors to amend the Code of Regulations to the extent permitted by Ohio law;

•	An advisory vote on our executive compensation program;

•	An advisory vote on the frequency of the shareholder vote on our executive compensation program;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

•	Any other business that properly comes before the meeting.

Also, once the business of the Annual Meeting is concluded, management will comment briefly on the company’s performance and will be available to respond to appropriate questions from shareholders.

What is a proxy statement?

This document (excluding the 2010 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual Report contain important information about The Progressive Corporation and its subsidiaries, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Holders of our common shares at the close of business on February 28, 2011, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. As of the record date, there were 658,506,752 shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds stock in “street name”?

If you hold Progressive shares directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, the bank or broker is the shareholder of record with respect to those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of its respective customers who hold Progressive shares and then submits those votes to us.

Under New York Stock Exchange (NYSE) rules, your broker will NOT be able to vote your shares with respect to the election of directors, the approval of the proposed amendment to our Code of Regulations, or the advisory votes on our executive compensation program and the frequency of such vote, UNLESS you provide voting instructions to your broker (see the question “What is a broker non-vote?” below for more information). We strongly encourage you to complete and return your voting instruction form and exercise your right to vote.

What shares am I voting with my proxy card?

If you are a shareholder of record as of February 28, 2011, you will receive one proxy card for all the shares of common stock you hold in record name in either certificate form (i.e., you hold paper share certificates as evidence of your ownership) or in book-entry form (i.e., physical certificates are not issued; includes shares held in a direct registration program and shares of restricted stock held by some of our directors and former employees).

Current employees who hold unvested restricted stock awards will receive written notice of the Annual Meeting, together with instructions on how to access the Proxy Statement and Annual Report online, how to request printed copies of these materials, and how to vote your proxy.

Employees and former employees who hold shares in The Progressive 401(k) Plan will receive information separately on the number of shares as to which they are eligible to provide voting instructions.

If you hold shares in street name, the voting instruction form that you receive from your bank or broker may include a statement of the number of shares that you are entitled to vote. Any questions concerning this information should be directed to your bank or broker.

What methods can I use to vote?

By Mail.    All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive a voting form and instructions from your bank or broker.

By Telephone or Internet.    All shareholders of record also can vote by touch-tone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Telephone and Internet voting for street-name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction form.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. 401(k) plan holders are not eligible to vote in person at the Annual Meeting.

401(k) Plan Holders.    If you hold shares in our 401(k) plan, you will receive separate information on how to vote your shares. If your voting instructions are received on a timely basis, your 401(k) plan shares will be voted according to the instructions received. If you do not specify your voting instructions in the manner required, your vote will not be counted. To allow sufficient time for voting, your voting instructions must be received by 11:59 p.m. eastern time, on Tuesday, April 26, 2011.

Whether or not you plan to attend the Annual Meeting, the Board of Directors strongly encourages you to vote your shares by proxy prior to the meeting. Your vote is important. Please follow the voting instructions carefully to make sure that your shares are voted appropriately. You can save us the expense of a second mailing if you vote your shares promptly.

If I submit a proxy, may I later change or revoke it?

If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.

If you hold shares in our 401(k) plan, you can change your vote at any time prior to the deadline set forth in the prior question; voting for 401(k) plan shares in person at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by or under the direction of the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my choices when voting for director nominees (Item 1 on the Notice of Annual Meeting), and what vote is needed to elect directors?

When you vote on our nominees for the Board of Directors, you will have the following choices:

•	vote FOR both nominees;

•	vote AGAINST both nominees;

•	vote FOR one nominee, but AGAINST the other nominee; or

•	ABSTAIN from voting with respect to one or both nominees.

A nominee will be elected if he or she receives more “for” votes than “against” votes. Abstentions and broker non-votes (see explanation below) will not be counted as a vote “for” or “against” the nominee and, therefore, will have no effect on the outcome.

The Board recommends a vote FOR each of the nominees named on the accompanying proxy card.

What are my choices when voting on the proposal to amend our Code of Regulations (Item 2 on the Notice of Annual Meeting), and what vote is needed to pass the proposal?

For this proposal, you may select from the following choices:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The proposal to amend our Code of Regulations, which would allow the Board of Directors to amend the Code of Regulations to the extent permitted by Ohio law, will be approved by the affirmative vote of seventy-five percent (75%) of our common shares outstanding as of the record date. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends a vote FOR this proposal.

What are my choices on the advisory vote on executive compensation (Item 3 on the Notice of Annual Meeting), and what vote is needed to pass the proposal?

For this proposal, you may select from the following choices:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and broker non-votes will not be taken into account.

The Board recommends a vote FOR this advisory vote.

What are my choices on the advisory vote on the frequency of the shareholder vote on executive compensation (Item 4 on the Notice of Annual Meeting), and what vote is needed to pass the proposal?

For this proposal, you will vote on whether you want to hold the advisory vote on executive compensation every:

•	ONE year;

•	TWO years; or

•	THREE years.

You may also ABSTAIN from voting on the proposal.

The time period receiving the highest number of votes will be considered the frequency of voting selected by shareholders. Abstentions and broker non-votes will not be taken into account. The Board of Directors is not required to adopt the frequency of voting selected by shareholders, but will give the frequency receiving the most shareholder votes strong consideration.

The Board recommends the ONE YEAR voting option for this proposal.

What are my choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 (Item 5 on the Notice of Annual Meeting), and what vote is needed to ratify its appointment?

For this proposal, you may select from the following choices:

•	vote FOR the ratification;

•	vote AGAINST the ratification; or

•	ABSTAIN from voting on the ratification.

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and broker non-votes will not be taken into account.

The Board recommends a vote FOR the ratification.

What if I do not specify a choice for a matter when returning a proxy?

For shareholders of record only, if no specific instructions are given, proxies that are signed and returned will be voted in accordance with the recommendations of the Board of Directors, as follows:

•	FOR the election of both director nominees, each to serve for a term of three years;

•	FOR the approval of the amendment to our Code of Regulations to allow our Board of Directors to amend the Code of Regulations to the extent permitted by Ohio law;

•	FOR the advisory vote on our executive compensation program;

•	For ONE YEAR as the frequency of the advisory vote on our executive compensation program; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

If you hold your shares through a bank or broker, see the next question for information concerning what happens if you do not vote.

Your vote is important. Please submit your vote by telephone, on the Internet, or by completing and mailing the enclosed proxy card.

What is a broker non-vote?

A broker non-vote occurs when a broker’s or bank’s customer does not provide the broker or bank with voting instructions on “non-routine” matters for shares owned by the customer (sometimes referred to as the “beneficial owner”), but held in the name of the broker or bank. For such matters, pursuant to the rules of the NYSE, the broker or bank cannot vote on behalf of the beneficial owner and reports the number of such shares as “non-votes.” By contrast, if a proposal is considered “routine,” the broker or bank, in its discretion, may vote any shares as to which it has not received specific instructions from its customer. Each bank or broker has its own policies that control whether or not it casts votes for routine matters.

Whether the proposal is non-routine or routine is governed by the rules of the NYSE. The election of directors (Item 1 on the Notice of Annual Meeting), the proposed amendment to our Code of Regulations (Item 2), the advisory vote on our executive compensation program (Item 3), and the advisory vote on the frequency of the shareholder vote on our executive compensation program (Item 4) are considered non-routine by the NYSE; the ratification of our independent public accounting firm (Item 5) is considered routine.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K, and the Annual Report to Shareholders on the Internet?

The Notice of Annual Meeting, Proxy Statement, and 2010 Annual Report to Shareholders are available on a dedicated Web site at progressiveproxy.com. Our Annual Report on Form 10-K is available at the Investor Relations section of our Web site at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by e-mail to investor_relations@progressive.com, by calling (440) 395-2222, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

If you hold your shares in street name, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ITEM 1: ELECTION OF DIRECTORS

Two of our directors have been nominated for election this year. Information about the structure of our Board of Directors, the process for selecting nominees for director positions, and our individual directors follows.

Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed by shareholders at 13, and there are currently 12 directors on the Board, with one vacancy. The Code of Regulations also provides that the directors are to be divided into three classes as nearly equal in number as possible and that the classes are to be elected for staggered terms of three years each. Directors of one class are elected annually, except as provided below. At the Annual Meeting, the shares represented by the proxies obtained in response to this Proxy Statement, unless otherwise specified, will be voted for the election as directors of the two nominees named below, each to serve for a three-year term, and until their respective successors are duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for such substitute nominee(s), if any, as the Board of Directors may propose.

Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board: Stuart B. Burgdoerfer and Charles A. Davis.

Since the terms of four directors will expire on the date of the Annual Meeting, two additional vacancies on the Board will be created. No shareholder nominations for the election of directors have been received within the time period specified by Section 13 of Article II of our Code of Regulations, and no shareholder candidates were proposed pursuant to our “Shareholder-Proposed Candidate Procedures” (discussed below). Proxies cannot be voted at the Annual Meeting for a greater number of persons than the two nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the two nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named in the enclosed proxy will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the two nominees named below as possible.

A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected.

Each of the two nominees for director is currently a director of the company. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but he or she is expected by the Board of Directors to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures approved by the Board and announce its determination whether to accept or reject the resignation within 120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10 days.

After the Annual Meeting, the Board will have three vacancies. Under our Code of Regulations, the Board has the right to elect a new director to fill any such vacancy, but the new director so elected would serve for a term that expires on the date of the next shareholder meeting at which directors are to be elected, whether or not his or her class is then up for election. No decision has been made to fill any of the vacancies at this time.

The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter – integrity, judgment, commitment, preparation, participation, and contribution – and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.

The Committee also considers the Board’s needs, the qualifications of other candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity. The Board seeks to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, and age. It is the Board’s policy to include among its members individuals of both genders and from different racial and ethnic groups whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, or skills, or a combination thereof. Currently, Progressive’s Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as finance, healthcare, communications, and manufacturing, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. Our directors also have a wealth of experience serving on an array of public, private, and non-profit boards.

The following information is provided for each person nominated for election as a director, and for those directors whose terms will continue after the Annual Meeting, and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each such nominee or director has held the principal occupation indicated for more than the last five years.

Nominees for Election at the Annual Meeting

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Stuart B. Burgdoerfer (47) Director since: 2009 Term expires: 2011 (2014 if re-elected)

Executive Vice President and Chief Financial Officer, Limited Brands, Inc., Columbus, Ohio (retail) since April 2007; Senior Vice President of Finance, The Home Depot, Inc., Atlanta, Georgia (retail) prior to November 2006

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of the Limited Brands, Inc. and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of the Audit Committee as an Audit Committee Financial Expert.

Current: None Former: None
Charles A. Davis (62) Director since: 1996 Term expires: 2011 (2014 if re-elected)

Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (global private equity firm)

Mr. Davis has broad financial, investment, and capital management expertise, developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., and service as Chief Executive Officer of Stone Point Capital LLC. The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other large companies.

Current: AXIS Capital Holdings Limited and The Hershey Company Former: Media General, Inc. and Merchants Bancshares Inc.

The Board of Directors recommends that shareholders vote FOR the election of each nominee.

Directors Whose Terms will Continue after the Annual Meeting

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Roger N. Farah (58) Director since: 2008 Term expires: 2012

President, Chief Operating Officer, and Director, Polo Ralph Lauren Corporation, New York, New York (lifestyle products)

Mr. Farah was chosen to serve as a director principally due to his experience serving as President, Chief Operating Officer, and director at Polo Ralph Lauren Corporation. The executive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is quite different than the property and casualty insurance industry.

Current: Aetna, Inc. and Polo Ralph Lauren Corporation Former: Toys “R” Us, Inc.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Stephen R. Hardis (75) Director since: 1988 Term expires: 2012

Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc., New York, New York (financial services) since May 2006; Lead Director, Axcelis Technologies, Inc., Beverly, Massachusetts (semiconductor equipment manufacturing)

Mr. Hardis was chosen to serve as a director of the company primarily because of his leadership experience at Eaton Corporation, where he served as both Chief Executive Officer and Chief Financial Officer, and because of his extensive experience managing, or serving as a director for, various other large companies in a variety of industries. These experiences allowed him to develop the skills and insights necessary to add significant value to the Board. Mr. Hardis has also served as a director of the company since 1988, which makes him an especially valuable resource to the Board.

Current: Axcelis Technologies, Inc., Lexmark International, Inc., and Marsh & McLennan Companies, Inc. Former: American Greetings Corporation, Nordson Corporation, and STERIS Corporation
Norman S. Matthews (78) Director since: 1981 Term expires: 2012

Consultant, New York, New York

Mr. Matthews was selected to serve on the Board primarily due to his experience as President and Chief Executive Officer of Federated Department Stores and service as a director of numerous public and private companies. Mr. Matthews also has in-depth knowledge of the company due to his service as a director of the company since 1981. Further, as a result of his professional experience and years of service on a variety of corporate boards, Mr. Matthews has valuable expertise in corporate governance matters, compensation programs, and strategy.

Current: Henry Schein, Inc., Spectrum Brands, Inc., and The Children’s Place Retail Stores, Inc. Former: Finlay Enterprises, Inc., Sunoco, Inc., and Toys “R” Us, Inc.
Bradley T. Sheares, Ph.D. (54) Director since: 2003 Term expires: 2012

Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products) from January 2007 to December 2007; President, U.S. Human Health Division of Merck & Co., Inc., Whitehouse Station, New Jersey (pharmaceutical products and services) prior to July 2006

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals, Inc. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, which is due in part to his having earned a Ph.D. in biochemistry. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.

Current: Covance Inc., Henry Schein, Inc., and Honeywell International, Inc. Former: IMS Health Incorporated

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Lawton W. Fitt (57) Director since: 2009 Term expires: 2013

Corporate Director

Ms. Fitt was chosen to serve on the Board because she has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: Ciena Corporation and Thomson Reuters Corporation Former: Frontier Communications Corporation and Overture Acquisition Corporation
Peter B. Lewis (77) Director since: 1965 Term expires: 2013

Non-Executive Chairman of the Board, The Progressive Corporation, Mayfield Village, Ohio (auto insurance)

A founder of The Progressive Corporation, Chief Executive Officer of the company from 1965 to 2000, and a large shareholder, Mr. Lewis effectively leads the Board. His commitment to the company’s values, knowledge of its history, and understanding of auto insurance are exceedingly valuable to the Board.

Current: None Former: None
Patrick H. Nettles, Ph.D. (67) Director since: 2004 Term expires: 2013

Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer and serving as a director of Ciena Corporation, a telecommunications company, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, give him a unique perspective that, along with his significant operational experience as the Chief Executive Officer of Ciena, enable him to make significant contributions to the Board. In addition, his experience working in roles with financial responsibility enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other large companies also factored into the decision to select him to serve on our Board of Directors.

Current: Axcelis Technologies, Inc. and Ciena Corporation Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Last Five Years Other Directorships
Glenn M. Renwick (55) Director since: 1999 Term expires: 2013

President and Chief Executive Officer, The Progressive Corporation, Mayfield Village, Ohio (auto insurance); officer and director of various other subsidiaries and an affiliate of Progressive

Mr. Renwick has nearly 25 years of experience working in significant management positions at Progressive. He has served as the Chief Executive Officer of the company since 2001, and he continues to do so today. Mr. Renwick has served in a variety of operating roles, including as a product manager, the head of the company’s marketing organization, and as business technology leader, during his tenure at Progressive. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as a director of other corporate boards.

Current: Fiserv, Inc. and UnitedHealth Group Incorporated Former: None

Directors Whose Terms will not Continue after the Annual Meeting

Bernadine P. Healy, M.D. (66) has been a director since 2002 and her current term will expire at our Annual Meeting in 2011. Dr. Healy recently retired as the Health Editor and Medical Columnist, U.S. News & World Report, Washington, D.C. (publishing), a position she held for more than the past five years. Dr. Healy was chosen to serve on the Board in large part because of her education and experience in the medical field, which includes a Doctor of Medicine degree and significant experience working as a doctor, Chief Executive Officer of the Red Cross, and health editor and columnist for U.S. News & World Report, and she has extensive experience serving as a director at other large companies. In the past five years, Dr. Healy formerly served on the following public company boards: Ashland Inc., Invacare Corporation, and National City Corporation.

Abby F. Kohnstamm (57) has been a director since 2006 and her current term will expire at our Annual Meeting in 2011. She has been the President and Chief Executive Officer, Abby F. Kohnstamm & Associates, Inc., New York, New York (marketing consulting firm) since January 2006, and prior to December 2005 was the Senior Vice President of Marketing, IBM Corporation, Armonk, New York (information technology). Ms. Kohnstamm was selected to serve on the Board due to her significant marketing expertise and operational management experience, which she attained through her experiences working in senior management roles at both American Express and IBM Corporation. Ms. Kohnstamm also serves as a director at Tiffany & Co.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Determinations

We are required to have a majority of independent directors under the New York Stock Exchange (NYSE) Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in January 2011, the Board considered the independence of each of the Board members, taking into account the relevant facts and circumstances of each director’s known relationships (if any) with the company and its subsidiaries, as described below under “Certain Relationships and Related Transactions.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Glenn M. Renwick. Mr. Renwick is not independent due to his current position as Progressive’s President and Chief Executive Officer.

Board Structure and Risk Oversight

The Chairman of the Board of Directors position is held by Peter B. Lewis, and the Chief Executive Officer position is held by Mr. Renwick, who also serves as a director of the company. The Board has determined that Mr. Lewis should lead the Board of Directors as Chairman because he served as the Chief Executive Officer of the company for 35 years, has served on the Board of Directors for 46 years, and is one of our largest shareholders. Given his wealth of insurance industry and executive management experience, his extensive knowledge of the history and operations of the company, and his own history of innovation and independent thinking, Mr. Lewis is the logical choice to lead the Board. Mr. Renwick has been our

CEO since 2001, when Mr. Lewis retired from that role. In the Board’s view, the division of responsibility between Mr. Lewis, as Chairman, and Mr. Renwick, as CEO, has worked well for Progressive and its shareholders for over 10 years because of their extensive auto insurance operating experiences and their effective working relationship.

The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including representatives of the Risk Management Department, Compliance & Ethics Group, Law Department, Control & Analysis (internal audit), external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and control or avoid such exposures. Our Management Risk Committee (MRC), which is comprised of members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports on our ERM program and MRC risk assessment as necessary to the full Board of Directors.

The Board also assigns some risk oversight responsibilities to the Investment and Capital and Compensation Committees. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. These Committees also regularly report to the full Board.

The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively since, as a result, the full Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. We believe that the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Meetings of the Board of Directors and Attendance

The Board of Directors held nine meetings during 2010, three of which were held by conference call.

All of the current directors were on the Board throughout 2010. All directors, except one, attended more than 75% of their scheduled Board and Committee meetings. Bernadine P. Healy, M.D., attended 72% of her scheduled Board and Committee meetings.

Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Progressive’s 2010 Annual Meeting was attended by all of the then current directors. A full copy of our Corporate Governance Guidelines can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

Meetings of the Non-Management and Independent Directors

Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Each such meeting also constitutes a meeting of our independent directors. The Chairman of the Board, provided that he or she is not an executive officer of Progressive, presides at these meetings. In the event that a non-executive Chairman is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2010, the non-management directors met in executive session six times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our Web site at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	✓
Roger N. Farah			✓
Lawton W. Fitt				✓
Stephen R. Hardis	✓			C	✓
Bernadine P. Healy, M.D.		✓
Abby F. Kohnstamm		✓
Peter B. Lewis	C			✓
Norman S. Matthews			✓		C
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	✓
Bradley T. Sheares, Ph.D.			C

✓ Member of the Committee

C Chairman of the Committee

* Audit Committee Financial Expert

Executive Committee

The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees. During 2010, the Executive Committee participated in one conference call and adopted resolutions by written action pursuant to Ohio corporation law on 14 occasions.

Audit Committee

The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to Progressive that may interfere with the exercise of his or her independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2010, the Audit Committee met in person five times and participated in four conference calls to review our financial and operating results.

Audit Committee Financial Expert The Board of Directors has determined that each of Patrick H. Nettles, Ph.D., and Stuart B. Burgdoerfer is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the former Chief Executive Officer of Ciena Corporation and its current Executive Chairman of the Board, and has been a member of our Audit Committee since April 2005. Mr. Burgdoerfer is the Chief Financial Officer of Limited Brands, Inc. and was formerly the Senior Vice President of Finance of The Home Depot, Inc. The Board has determined that through appropriate education and experience, Dr. Nettles and Mr. Burgdoerfer each has demonstrated that he possesses the following attributes:

•	An understanding of accounting principles generally accepted in the United States of America and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•

Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal control over financial reporting; and

•	An understanding of audit committee functions.

Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, makes all final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash incentive) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering compensation data from comparable companies obtained by Progressive from independent third parties, internal analyses and/or recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of the Compensation and Law Departments, and other Progressive personnel. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2010, the Compensation Committee met five times in person and two times by phone, and adopted resolutions by written action pursuant to Ohio corporation law on five occasions.

Compensation Consultants The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2010, the Committee directly retained Semler Brossy Consulting Group, LLC, in connection with various executive compensation matters, including the value and structure of equity awards to our CEO, the bonus program for our investment professionals (in which our CEO and CFO participated in 2010), and design features for our restricted stock unit program and our new equity plan that was approved by shareholders in April 2010. Other than consulting services to the Committee, Semler Brossy has not provided any other services to the company during the prior three-year period.

In addition, during 2010, management retained the services of Pearl Meyer & Partners, which provided advice on executive officer compensation levels and comparison data from other companies, among other matters.

Investment and Capital Committee

The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance, and compensation of the company’s internal and external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2010, the Investment and Capital Committee met six times in person and one time by phone.

Nominating and Governance Committee

The Nominating and Governance Committee, which is composed entirely of independent directors, considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates. The Committee regularly reviews the qualifications of potential candidates for the Board.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from Board members or management. During 2010, the Nominating and Governance Committee met four times.

Shareholder-Proposed Candidate Procedures Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted procedures for shareholders to propose candidates for positions on our Board.

Any shareholder desiring to propose a candidate for election to the Board under these procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the shareholder-proposed candidate procedures, the complete text of which can be found on our Web site at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may further limit each shareholder to one proposed candidate in any calendar year and may refuse to consider any additional candidate(s) proposed by such shareholder or its affiliates during the calendar year.

Shareholders may propose candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders (held in April of each year), the Secretary must receive the shareholder’s proposal and the information required above on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed on page 7. Other candidates may be suggested by our Board members, executive officers, or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years). Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.

The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves, or other appropriate persons to obtain additional information. Such background inquiries may also be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate, and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

Our shareholder-proposed candidate procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Peter B. Lewis, Chairman of the Board, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or e-mail: peter_lewis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or e-mail: chuck_jarrett@progressive.com.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.

Certain Relationships and Related Transactions

Transactions between The Progressive Corporation or its subsidiaries and any director or executive officer, certain of his or her relatives, or any entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer, must be disclosed to and, if appropriate, approved by our Board of Directors. Our Code of Business Conduct and Ethics prohibits directors and executive officers from having a direct or indirect financial interest in any transaction involving Progressive, unless either: (i) the transaction is disclosed to and approved by a disinterested majority of the Board; or (ii) with respect to a transaction with another publicly held company, the transaction and the Progressive person’s status as a director or officer of, or consultant or advisor to, such other company are known to the Board, a disinterested majority of the Board does not object to the person’s continued service to such other public company, and the annual payments to or from Progressive under the transaction do not exceed the lesser of 1% of Progressive’s or such other company’s consolidated annual revenues.

This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. If a transaction with any such person or entity is proposed or entered into during the course of the year, the transaction is presented to the Board for consideration, typically at its next meeting. In addition, all previously approved transactions that are expected to continue into a new year are presented to the Board for review on an annual basis at the Board’s first meeting of the year. This procedure further allows the Board to consider these relationships at the same time that it is considering whether directors are independent under applicable rules and regulations.

The following discussion sets forth the relationships and transactions known by management at this time to involve Progressive or its subsidiaries and such persons or entities. In each case, pursuant to the policies described above, these transactions have been disclosed to the Board of Directors and a disinterested majority of the Board approved the transaction or, in the case of ongoing relationships that were presented to the Board, permitted the continuation or renewal of the relationship.

•

Lawton W. Fitt, a director of Progressive, is also a director of Thomson Reuters Corporation (“Thomson”). Progressive purchases tax compliance and other software products, property tax services, periodicals, and research products from subsidiaries of Thomson. In 2010, we paid $929,681 for such products and services at customary rates for the products purchased or services rendered.

•

A company owned by Peter B. Lewis, Chairman of the Board, subleases space at an airplane hangar leased by one of our subsidiaries, to house the airplane owned by Mr. Lewis’s company and related personnel and equipment. The sublease has a 5-year term that commenced in October 2006, and Mr. Lewis’s company has options to extend the sublease for three additional 5-year terms. Under the sublease, Mr. Lewis’s company rents approximately two-thirds of the hangar space and one-half of the office space at the facility, and it further reimburses one-half of other occupancy costs (such as common area maintenance, insurance, taxes, etc.) and one-half of certain construction and capital expenses. In addition, Mr. Lewis’s company reimburses Progressive for fuel for its aircraft, based on actual fuel used, plus one-half of the fuel flow fee incurred by us under our lease for the hangar. During 2010, Mr. Lewis’s company paid our subsidiary a total of $266,509 for fuel and $97,807 for rent and other occupancy expenses in accordance with the terms of the sublease.

•

Glenn M. Renwick, President, Chief Executive Officer, and a director of Progressive, is also a director of Fiserv, Inc. (“Fiserv”). We paid $151,135 to Fiserv, or its subsidiaries, for comparative rating software and check-clearing services during 2010. These charges represent the customary rates for the products purchased. During 2008, an investment fund managed by Stone Point Capital LLC acquired a 51% interest in the Fiserv business from which we license the comparative rating software. Charles A. Davis, a director of Progressive, is the Chief Executive Officer of Stone Point Capital LLC.

•

Mr. Davis also serves as a director of AXIS Capital Holdings Limited (“AXIS”). Prior to July 31, 2009, AXIS reinsured part of our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. During 2010, we ceded $75,460 in premiums to AXIS and collected $1,155,680 on paid losses related to this coverage. At December 31, 2010, we had $4,595,829 of reinsurance recoverables under this arrangement. AXIS is one of several companies that were used to reinsure this non-auto line of business prior to its sale in early 2010. The terms of this reinsurance arrangement with AXIS were consistent with those between us and the other reinsurers.

•

We purchased various health insurance related products and services from Aetna, Inc. (“Aetna”) in 2010. Roger N. Farah, our director, is also a director of Aetna. In 2010, we paid $12,899,451 for such products and services at customary rates for the products purchased or services rendered.

•

Stephen R. Hardis, a director of Progressive, is also a director and Non-Executive Chairman of Marsh & McLennan Companies, Inc. (“Marsh”). Progressive’s subsidiaries pay commissions to various subsidiaries of Marsh for brokerage services in the ordinary course of business. During 2010, we paid $987,449 for these services. We also paid $2,862 to a division of Mercer Management Consulting, Inc., a subsidiary of Marsh, for compensation and benefits surveys and related services during 2010. In each case, the fees paid were at customary rates for the products purchased or services rendered.

•

John W. Domeck, the brother of Brian C. Domeck, our CFO, works as an attorney in our Law Department. In determining the dollar value of this relationship for 2010, we used the same methodology that is used to determine compensation for named executive officers in the Summary Compensation Table below, under which total compensation includes, to the extent applicable, salary paid in 2010, Gainsharing and other cash bonuses earned in 2010, grant date fair value of restricted stock unit awards, company-matching contributions to our 401(k) plan, and other compensation, but excludes health and welfare benefits that are available generally to all salaried employees, as contemplated by the applicable regulations. The dollar value of the employment relationship for 2010 was less than $190,000. We believe that this level of compensation is appropriate in view of the individual’s position, responsibilities, and experience and is consistent with our companywide compensation structure.

Compensation Committee Interlocks and Insider Participation

Dr. Sheares and Messrs. Farah and Matthews served as members of Progressive’s Compensation Committee during 2010. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Committee”) oversees Progressive’s financial reporting process on behalf of the Board. Progressive’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management Progressive’s audited financial statements for the year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

The Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), Progressive’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, PwC’s judgment as to the quality, not just the acceptability, of Progressive’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PwC their independence.

The Committee discussed with Progressive’s internal auditors and PwC the overall scope and plans for their respective audits. The Committee meets with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, evaluations of Progressive’s internal controls and the overall quality of Progressive’s financial reporting. During 2010, the Committee held five meetings and participated in four conference calls to review Progressive’s financial and operating results and conduct other business. Also, during 2010, the Committee reassessed the adequacy of the Audit Committee Charter, recommended certain minor modifications to the Charter and approved the Charter, as so modified, and recommended that the Charter be submitted for approval to the full Board of Directors. The Board approved the Charter, as so modified, on December 10, 2010, and it became effective as of January 1, 2011. A copy of the Charter, as so approved, is available on our Web site at progressive.com/governance.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2011. Shareholders will be given the opportunity to express their opinion on ratification of this selection at the 2011 Annual Meeting of Shareholders.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman

Stuart B. Burgdoerfer

Bernadine P. Healy, M.D.

Abby F. Kohnstamm

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2010:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	75,576,903	[2]	11.4%

Peter B. Lewis 6300 Wilson Mills Road Mayfield Village, Ohio 44143	48,401,538	[3]	7.3%

[1]

Except as otherwise indicated, the persons listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]

The common shares are held in investment accounts maintained with Davis Selected Advisers, L.P., as of December 31, 2010, and it disclaims any beneficial interest in such shares. Davis Selected Advisers, L.P. has advised that it has sole voting power as to 69,912,269 of these shares, no voting power as to the balance of these shares, and sole investment power as to all of these shares. Included in the shares beneficially owned by Davis Selected Advisers, L.P., Davis New York Venture Fund has advised that it beneficially owns 37,979,226 of our common shares, or 5.7% of the class, and that it has shared voting power and shared investment power with Davis Selected Advisers, L.P., as to all of these shares. Charles A. Davis, a director of Progressive, has no affiliation with Davis Selected Advisers, L.P.

[3]

Includes 235,216 shares held for Mr. Lewis by a trustee under our 401(k) plan and 12,465 restricted common shares granted to Mr. Lewis in his capacity as Chairman of the Board. Also includes 366,504 common shares held by a charitable fund that Mr. Lewis controls, but as to which he has no pecuniary interest, and 4,491,326 common shares held in two grantor-retained annuity trusts as to which Mr. Lewis is the sole trustee and annuitant.

Security Ownership of Management

The following information summarizes the beneficial ownership of Progressive’s common shares as of December 31, 2010, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified on page 38) and all directors and individuals who were our executive officers on December 31, 2010, as a group. In addition, to provide a more complete picture of the financial interests of certain individuals in Progressive shares, the final two columns include share equivalent units held in our benefit and equity incentive plans that do not technically qualify as “beneficially owned” under the applicable regulations, also as of December 31, 2010.

Name	Common Shares Subject to Restricted Stock Awards[1]	Common Shares Subject to Currently Exercisable Options[2]	Beneficially Owned Common Share Equivalent Units[3]	Other Common Shares Beneficially Owned[4]		Total Common Shares Beneficially Owned	Percent of Class[5]	Units Equivalent to Common Shares[6]	Total Interest in Common Shares and Unit Equivalents
Stuart B. Burgdoerfer	9,588	—	—	3,125		12,713	*	—	12,713
Charles A. Davis	9,828	31,989	20,182	216,374		278,373	*	9,082	287,455
Brian C. Domeck	158,306	22,774	—	19,531		200,611	*	24,988	225,599
Roger N. Farah	9,109	—	18,333	7,500		34,942	*	—	34,942
Lawton W. Fitt	9,109	—	8,527	280		17,916	*	—	17,916
Susan Patricia Griffith	191,896	—	—	67,824		259,720	*	24,402	284,122
Stephen R. Hardis	10,307	12,079	20,444	221,352		264,182	*	179,740	443,922
Bernadine P. Healy, M.D.	9,588	—	—	70,921		80,509	*	4,289	84,798
Charles E. Jarrett	202,577	—	65,428	4,349		272,354	*	58,090	330,444
Abby F. Kohnstamm	9,588	—	—	20,242		29,830	*	—	29,830
Peter B. Lewis	12,465	—	—	48,389,073	[7]	48,401,538	7.3%	—	48,401,538
Norman S. Matthews	10,068	—	42,090	167,780		219,938	*	—	219,938
Patrick H. Nettles, Ph.D.	10,307	—	40,063	—		50,370	*	—	50,370
Glenn M. Renwick	1,929,643	627,631	627,809	1,501,598		4,686,681	*	528,609	5,215,290
John P. Sauerland	157,690	—	—	102,336		260,026	*	24,402	284,428
Bradley T. Sheares, Ph.D.	9,588	—	9,013	—		18,601	*	36,055	54,656
All 23 Executive Officers and Directors as a Group	3,399,489	741,626	926,121	51,029,962		56,097,198	8.5%	1,082,204	57,179,402

*	Less than 1% of Progressive’s outstanding common shares.

[1]

Includes common shares held pursuant to unvested restricted stock awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]	The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

[3]

These units have been credited to the individual’s account under certain of our deferred compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted stock awards. Distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares at the expiration of the deferral period under the plan. The plan provides that, upon the termination of a director’s service as a director, certain shares will be distributed promptly to the director. As to the number of shares that will be so distributed, the director is considered to have investment power (although not voting power) over those shares, and those shares are deemed “beneficially owned.” See page 54 for a description of the Directors Restricted Stock Deferral Plan.

•

For executive officers, the number represents units that have been credited to the participant’s account under The Progressive Corporation Executive Deferred Compensation Plan, as amended and restated (the “EDCP”), upon the deferral of cash bonus awards and restricted stock awards granted prior to March 2005. As to these units, the participant has sole investment power but no voting power. In this case, the participant has investment power due to his or her ability to instruct the plan trustee to liquidate his or her deemed investment in Progressive stock and re-allocate those amounts to other deemed investments that are available under the plan. See a description of the EDCP beginning on page 46.

[4]

Includes, among other shares, common shares held for executive officers and, in certain cases, their spouses who are former employees, under The Progressive 401(k) Plan. Unless otherwise indicated below, beneficial ownership of the common shares reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer.

[5]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[6]The

units disclosed are in addition to common shares beneficially owned and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans, as discussed below, as to which the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units that have been credited under The Progressive Corporation Directors Deferral Plan, as amended and restated (“Directors Deferral Plan”), see page 54 for a description of the Directors Deferral Plan, and amounts credited under the Directors Restricted Stock Deferral Plan, in each case, that are not included in “Beneficially Owned Common Share Equivalent Units.”

•	For executive officers, the number includes units that have been credited to the executive officer under the EDCP that are not included in “Beneficially Owned Common Share Equivalent Units.”

•

For executive officers the number also includes unvested time-based restricted stock unit awards, including reinvested dividend equivalents. Performance-based restricted stock unit awards have not been included due to the variable nature of the number of units, if any, that will ultimately be distributed if those awards vest. For additional information on our restricted stock unit awards, see the “Outstanding Equity Awards” table beginning on page 44.

[7]	See Footnote 3 on page 19.

Section 16(a) Beneficial Ownership Reporting Compliance

On March 5, 2010, each of William M. Cody, Charles E. Jarrett, Jeffrey W. Basch, and Thomas A. King, all executive officers of the company, and Glenn M. Renwick, Chief Executive Officer and a director of the company, reported the reinvestment of dividends in their respective Executive Deferral Compensation Plan accounts. These dividend reinvestment events, which occurred on February 5, 2010, should have been reported on Form 4s by February 9, 2010. Due to administrative error on the part of the company, these reports were not submitted on a timely basis.

On March 10, 2010, Patrick H. Nettles, Ph.D., a director of the company, reported the reinvestment of dividends in his Directors Restricted Stock Deferral Plan account. This dividend reinvestment event, which occurred on March 5, 2010, should have been reported on a Form 4 by March 9, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation program for executives, including the “named executive officers” identified in the “Summary Compensation Table” on page 38, is designed and implemented under the direction and guidance of the Compensation Committee of the Board of Directors. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build long-term shareholder value;

•	Motivate executives to achieve the strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

Our executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program include the opportunity to earn an annual cash bonus (under a program that we refer to as “Gainsharing”) and longer-term equity awards. Under the Gainsharing program, the executives’ annual cash bonuses depend principally on the extent to which our core insurance businesses are able to achieve growth while also meeting defined profitability objectives. In addition, the annual equity awards in the form of time-based and performance-based restricted stock units provide additional variability to the executives’ compensation; if the longer-term performance goals are not satisfied, or if our stock price declines, the executives’ ultimate compensation will be significantly reduced.

While all Progressive employees participate in performance-based compensation to an extent through our Gainsharing program, for our named executive officers, these variable compensation awards constitute a very substantial portion of their total compensation opportunity. For our Chief Executive Officer, over 90% of his potential 2010 compensation was comprised of the annual cash bonus and equity-based awards. The other named executive officers likewise received over 80% of their potential compensation for the year in the form of variable compensation awards. These awards put significant portions of the executives’ compensation “at risk,” subject to the achievement of important performance goals and to the value of our stock, thus serving to align the interests of executives with those of shareholders.

We make other types of compensation available to executives, including health and welfare benefits and a 401(k) plan on the same terms as those offered to other employees, the opportunity to defer compensation that has been earned and otherwise would be paid out (without any further contribution from the company), a potential severance payment limited to three times the executive’s annual base salary only, and very limited perquisites. We do not offer our executives a pension plan or supplemental retirement benefits.

Details about the various elements of our compensation program and 2010 awards to our named executive officers are discussed in the following sections.

ELEMENTS OF COMPENSATION – ANNUAL DECISIONS AND AWARDS

Our executive compensation program has retained the same basic format for more than a decade. We have three primary compensation elements, each of which involves annual decisions made by the Compensation Committee, as follows:

•	Base salaries;

•	Annual cash bonus potential under our Gainsharing program; and

•	Equity-based compensation, which for 2010 was awarded in the form of both time-based and performance-based restricted stock units.

Salaries

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the tenure of an executive in his or her current position, the executive’s future potential, and our business needs and culture.

For 2010, salaries for our named executive officers were as follows:

Name	2010 Salary[1]	Percent Change from Prior Year
Glenn M. Renwick	$750,000	—
Brian C. Domeck	425,000	11.8%
John P. Sauerland	415,000	9.2%
Susan Patricia Griffith	415,000	9.2%
Charles E. Jarrett	410,000	—

[1]Salary changes are typically implemented in February of each year, which may result in variation from the salary amounts shown on the Summary Compensation Table on page 38.

In each case, the increases for Messrs. Domeck and Sauerland and Mrs. Griffith reflected the critical roles that these executives perform at our company, rewarded excellent performance by the executive, and were designed to close the gap between the prior salary level and the median salaries indicated by compensation comparisons. Even after taking into account these increases, each of the named executive officers’ 2010 base salaries was well below the median for similar executives at comparable companies, based on the comparison data reviewed by the Compensation Committee in early 2010 (see “Procedures and Policies – Compensation Comparisons” below for further information on the company’s market comparison process).

Cash Bonuses

Gainsharing Program.  Gainsharing is designed to reward our executives based on the annual operating performance of our insurance businesses as compared with objective performance criteria approved by the Committee at the beginning of the year. Gainsharing does not take into account the performance results of our investment portfolio, which in 2010 was the subject of a separate cash bonus plan for a limited number of employees, as described below. The purpose of the cash bonus program is to motivate executives to achieve and surpass current operating performance goals, which we believe will benefit shareholders over time.

Bonuses for named executive officers are determined using the same performance criteria for the Gainsharing bonuses that may be earned by all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which actual performance results for the year fall short of, meet, or exceed objective performance goals.

The objective performance goals applicable to the Gainsharing program are established by the Committee each year in the first quarter and are not thereafter modified. The performance factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our regular, monthly earnings release. In addition, it should be noted that our Gainsharing performance factor is used to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders; for 2010, our variable dividend policy generated a dividend of $.3987 per share, which was paid to shareholders in February 2011.

Historical Gainsharing Experience.  Outstanding growth and profitability results in each of 2003 and 2004 were rewarded by a core business performance factor of 2.0, and the highest possible bonus under our Gainsharing plans, for most executive officers and other employees of Progressive. A significant down year in our insurance operations in 2000, however, resulted in a performance factor of 0.0 for our core business, and no annual cash bonus, for most executive officers and employees. Performance factors for the core business for the most recent three years were as follows:

Year	Performance Factor (0.0 to 2.0 Scale)
2010	1.50
2009	.71
2008	.80

Throughout the 17-year history of our companywide Gainsharing program (including 2010), the performance factor for the core business has averaged about 1.28. These results confirm management’s view that our Gainsharing plans operate not only to reward excellent performance, but also to withhold or temper cash bonuses if our actual performance results fail to achieve pre-defined goals.

2010 Gainsharing Bonuses – Core Business.  For 2010, at least 75% of each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that the named executive officers’ target percentages, and their allocation between Gainsharing and the investment component (i.e., the performance of the company’s fixed-income investment portfolio, discussed below) would be as follows:

Name	Award Target Value (% of Salary)		Portion to be Earned From Gainsharing Program	Portion to be Earned From Investment Component
	2009	2010
Glenn M. Renwick	150%	150%	75%	25%[1]
Brian C. Domeck	100%	125%	75%	25%[1]
John P. Sauerland	100%	125%	100%	—
Susan Patricia Griffith	100%	125%	100%	—
Charles E. Jarrett	100%	100%	100%	—

[1]Notwithstanding this allocation, Mr. Renwick’s and Mr. Domeck’s cash bonuses for 2010 could not exceed the amount that would have been paid had their allocation been 100% under the Gainsharing program.

For Mr. Renwick and Mr. Jarrett, the target value did not change from 2009. For Messrs. Domeck and Sauerland and Mrs. Griffith, the target amounts increased from 2009, in each case reflecting outstanding performance by the executive, future potential, and unfavorable compensation comparisons. In addition, these increases reflect the scope of their responsibilities and the nature of their leadership positions in the organization. All Gainsharing and other performance-based cash bonus awards for the named executive officers are reported on the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation.”

The “core business” for 2010 was defined to include our Agency auto, Direct auto, special lines, and Commercial Auto business units. This focus on performance at the business unit level was consistent with management’s approach to evaluating the company’s operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 combined ratio or better. This strategic goal, which is applicable to all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force) can translate into Gainsharing gains and enhance company performance.

Under the Gainsharing program, we evaluated the performance of each business unit separately and determined a score for the business unit of between 0.0 and 2.0, based on one or more growth and profitability matrices that had been approved for each business unit by the Compensation Committee. On each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2010 and is consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as a reasonably challenging goal, when these goals were established in early 2010. An aggregate Gainsharing performance factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all four business units, or outperformance by one or more units to make up for underperformance by another unit. As a result, achieving an aggregate 1.0 score for the core business was viewed as being more difficult than achieving a 1.0 score on any of the individual matrices. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

For 2010, the Gainsharing performance factor for our core business was 1.50. The following table presents the overall 2010 growth and profitability data for the individual business units that comprised our core business, and for our insurance operations on a companywide basis. The growth figures in the table below were determined by the year-over-year change in policies in force, which is management’s preferred measure for evaluating growth. Profitability was measured by the GAAP combined ratio.

Business	GAAP Combined Ratio[1]	Increase (Decrease) in Policies in Force
Agency	91.9	4%[2]
Direct	94.6	13%[2]
Special lines	—	5%
Commercial Auto	87.5	0%
Companywide insurance operations[3]	92.4	7%

[1]Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]Includes only auto policies in force.

[3]Includes certain operations (principally, businesses that are currently in run off) that are excluded from the definition of “core business” under the plan. The aggregate core business generated a GAAP combined ratio of 92.5 and a 7% increase in policies in force.

Using actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the core business as a whole:

Business	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	1.50	45.78%	.69
Direct auto	1.59	35.38%	.56
Special lines	1.53	8.53%	.13
Commercial Auto	1.17	10.31%	.12

Core business performance factor			1.50

As can be seen, all of our business units contributed performance scores above a 1.0 target for 2010, with all but the Commercial Auto business at 1.50 or above on a possible 2.0 scale. These results featured strong profitability across our core business operations, excellent growth in our Direct auto business and a return to positive growth in our Agency auto operation. Our special lines business generated reasonable growth, on a profitable basis, in the context of an increasingly competitive marketplace and a slowly recovering economy; as a result, special lines was also a strong contributor to the overall score. Our Commercial Auto business faced a more difficult economic climate, particularly with the slowdown in construction work, as evidenced by its flat growth in policies in force for the year; nonetheless, excellent profitability led to a score for this business that was slightly above the 1.0 target value. On a companywide basis, policies in force grew by about 7% and net premiums written and earned grew by 3% and 2%, respectively, at a profitable 92.4 combined ratio. We view these overall results as being consistent with the Gainsharing score for the year. In sum, strong profitability and growth levels at or above our expectations at the beginning of the year generated an excellent Gainsharing result for employees and shareholders.

The Gainsharing performance factor of 1.50 means that the vast majority of Progressive employees, including Messrs. Sauerland and Jarrett and Mrs. Griffith, received a Gainsharing bonus payment of 150% of their target amount. Messrs. Renwick and Domeck earned the 1.50 score on the 75% portion of their potential bonuses that was calculated under Gainsharing, with the remainder covered by the investment component calculation.

2010 Cash Bonus – Investment Component.  Mr. Renwick and Mr. Domeck each had 25% of their potential 2010 cash bonus tied to the performance of our fixed-income investment portfolio, although the allocation was structured so that their total payout for the year could not exceed the bonus that they would have received if they were participating only in the Gainsharing program. The Committee adopted this structure to reflect Messrs. Renwick’s and Domeck’s roles in overseeing the investment operations.

The investment performance factor for 2010 was determined by the performance of our fixed-income portfolio, on a total-return basis, when compared with a defined benchmark of 255 comparable money management firms on a risk-adjusted basis. The firms comprising the benchmark managed fixed-income portfolios were determined by Rogers Casey, an independent third-party vendor that collects the information on the benchmark firms. The vendor further collects and provides to us the appropriate total return performance data for the benchmark firms, and this data forms the basis for the calculation of the ranking of our fixed-income portfolio against the portfolios of the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by our investment group.

Under this calculation, a performance score of approximately 1.0 would result if our investment group’s 2010 performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 85th percentile of the benchmark firms, while a score of 0.0 would result if performance was below the 15th percentile.

For 2010, the results of our fixed-income portfolio ranked below the 15th percentile when compared with the results achieved by the benchmark firms, reflecting positive 2010 investment returns offset by the risk adjustment mechanism. As a result, the 2010 performance factor of the investment component was 0.0 and no additional cash bonus was paid to Mr. Renwick or Mr. Domeck.

Equity Awards

Restricted Stock Unit Program.  Our executive compensation program includes longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one share of Progressive’s common stock for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. The time-based awards typically vest in three equal installments in the third, fourth, and fifth years after the grant. The performance-based awards are governed by objective performance criteria established by the Compensation Committee each year. These awards are intended to encourage our senior executives to stay with Progressive and to tie the amount of compensation ultimately earned by the executive to our longer-term performance and the market value of our common shares.

2010 Restricted Stock Unit Awards.  In 2010, time-based restricted stock unit awards were granted to all named executive officers and approximately 650 other senior level employees, comprising approximately 3% of our entire employee population. The time-based restricted stock unit awards will vest in three equal annual installments, on January 1 of 2013, 2014, and 2015, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement, other than Mr. Renwick’s award, which is discussed in more detail below.

In addition, the named executive officers and 33 other senior managers received performance-based restricted stock unit grants. For these awards, the Committee adopted a relative measure of performance that is based on total direct premiums written, while maintaining a profitability target of a combined ratio of 96 or less over a 12-month period. Specifically, the award will vest, if at all, only if the compounded annual growth rate of the company’s direct premiums written for 2010 through 2012 exceeds the growth rate of the auto insurance market as a whole over that period (in each case, using A.M. Best data to make these calculations). The award is made to each executive in a target amount of units based on a percentage of salary and the value of the company’s common shares on the grant date. The ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If the company growth rate exceeds the market growth rate by three percentage points or more	200% of the target number of units will vest; this is the maximum possible award value

If the company growth rate exceeds the market growth rate by more than two but less than three percentage points

Between 100% and 200% of the target number of units will vest, in proportion to the extent to which the company growth rate exceeds the market’s growth rate above two percentage points (e.g., if the company growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If the company growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which the company growth rate exceeds the market’s growth rate (e.g., if the company growth rate exceeds the market growth rate by 1.2 percentage points, then 60% of the award will vest)

If the company growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

In the event that the growth goal is satisfied for the three-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2015 in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by that date, the awards will expire. The Committee and management believe that this relative approach, with a potential upside, provides appropriate focus on, and incentive to outperform, the company’s full competitor set, consistent with our long-standing financial objective to grow as fast as possible, constrained only by our profitability objective and our ability to provide high-quality service to our customers.

For 2010, the aggregate dollar value (fair value on the date of grant) of equity awards made to the five named executive officers was approximately $5.4 million in time-based awards and $6.1 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

Name	Time-Based Award Target Value (% of Salary)		Performance-Based Award Target Value (% of Salary)
	2009	2010	2009[1]	2010[2]
Glenn M. Renwick	500%	500%	500%	500%
Brian C. Domeck	110%	100%	125%	150%
John P. Sauerland	110%	100%	120%	150%
Susan Patricia Griffith	110%	100%	120%	150%
Charles E. Jarrett	100%	100%	100%	120%

[1]Ultimate value for 2009 awards can vary between 0-100% of the target value. [2]Ultimate value for 2010 awards can vary between 0-200% of the target value. See discussion above.

Mr. Renwick’s equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and to the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating performance and stock price over the next several years.

With respect to our other named executive officers, the Committee, after considering the recommendations of and discussions with the CEO and the Chief Human Resource Officer, determines the value of each executive’s award based on factors such as past performance, skills and competencies, and expected future contributions. Time-based awards were reduced for Messrs. Domeck and Sauerland and Mrs. Griffith, as the Committee decided that executives should consistently receive time-based awards equal to 100% of salary. Target percentages increased for performance-based awards to named executives other than Mr. Renwick, in each case reflecting outstanding performance by the executive, future potential, and compensation comparisons indicating that their targeted compensation levels were below the median for their respective positions. In addition, with respect to Messrs. Domeck and Sauerland and Mrs. Griffith, these increases (along with the potential for vesting up to 200% of such awards, depending on performance levels) were intended to further reflect the scope of their responsibilities and the nature of their leadership positions in the organization.

Additional Comments Regarding 2010 Compensation Decisions

Chief Executive Officer.  In the case of Glenn Renwick, our CEO, his salary level has been maintained at $750,000 since February 2002, well below the 50th percentile of $1.1 million for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level since February 2002. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of equity-based awards that should be equally weighted between time-based and performance-based awards. The value of his stock awards have remained at the same level since that time. In this way, we are able to keep Mr. Renwick’s overall compensation at a competitive level, while keeping a very high portion of his potential compensation at risk and dependent on Progressive’s performance, increasing his equity participation and aligning his interests with those of shareholders.

Based on the Board of Directors’ annual review of Mr. Renwick’s performance, the Compensation Committee determined that his performance as CEO clearly justified the continuation of his pay package for 2010 with the same award levels as in prior years. Although he had the potential for above-market pay in the aggregate, the below-market base salary combined with the heavy reliance on performance-based bonus potential ties his total cash compensation to our insurance operating and investment results. Moreover, the proportionately large equity component, and the 50/50 split between time-based and performance-based restricted stock unit awards, was determined by the Committee to be an appropriate allocation to balance the related goals of retaining Mr. Renwick’s services, providing him incentives to drive company performance, and maximizing the extent to which his interests will be aligned with the interests of shareholders. For 2010, his time-based equity award was structured so that the entire award is scheduled to vest on January 1, 2013, based on the Committee’s judgment that installment vesting in years three, four, and five (as had been typical in prior years) would have a limited retention value to the company, since Mr. Renwick essentially vests immediately in one-half of time-based awards under the qualified retirement provisions of our incentive plans (for which he became eligible for the first time during 2010). For additional discussion of the qualified retirement provision, see “Potential Payments upon Termination or Change in Control,” beginning on page 48 below. The 2010 award, with its three-year vesting provision, was thus seen by the Committee as a transition to 2011, when Mr. Renwick will begin receiving only performance-based equity awards. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

The result of these determinations for 2010 was that, despite his below median salary and target bonus, Mr. Renwick had the potential to earn total compensation that was ranked above the 50th percentile if he were to receive a cash bonus based on a 1.0 Gainsharing factor and his performance-based restricted stock unit award were to vest at the target amount. His compensation could exceed the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized – that is, if the cash bonus for 2010 were to be paid based on a 2.0 performance factor and all restricted stock unit awards ultimately vest, including the vesting of performance-based units at 200% of the target amount. The value of these awards to Mr. Renwick, and where his compensation for 2010 will eventually rank as compared with his peers, would of course depend on his 2010 cash bonus payment, the extent to which the restricted stock unit awards ultimately vest, and the value of our stock at that time.

Other Named Executive Officers.  In each case, the salary earned by the other named executive officers was below the 50th percentile for similar jobs in the applicable comparison group. Including variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock units vesting in future years), as explained above, is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Although comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the named executive’s tenure in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package, we present comparison data here for the shareholders’ information.

Assuming that Gainsharing and other bonus payments paid out at a 1.0 performance factor for the year, each named executive officer would receive total cash compensation below the 50th percentile level for comparable jobs, while a 2.0 cash bonus payout would result in Mr. Domeck and Mr. Jarrett receiving total cash compensation just over the 75th percentile level, and the other two of them receiving total cash compensation between the 50th and 75th percentile levels. Adding in equity awards, and assuming a Gainsharing payout at a 1.0 factor along with the vesting of restricted stock units at 100% of their target values, the other named executive officers would each earn total direct compensation below their respective 50th percentile ranking. However, in the event that we were to earn a 2.0 payout under our Gainsharing plan and the maximum vesting of equity awards, including performance-based restricted stock unit awards vesting at 200% of target, three of the other named executive officers would exceed the 50th percentile and one would slightly exceed the 75th percentile for total direct compensation.

It should be noted, however, that the vesting of the 2010 restricted stock unit awards, which is a large component of each executive’s potential compensation, has not yet occurred and is not guaranteed; the ultimate value of those awards (if any) remains dependent on the executive remaining with the company, our satisfaction of performance goals, and the value of the stock at the time of vesting. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain “at risk” for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.

Changes for 2011

Our compensation program for the named executive officers for 2011 includes a number of changes from prior years. Significant changes are summarized as follows:

Executive Bonus Targets.  The Compensation Committee decided that Mr. Renwick and Mr. Domeck will each have 100% of their cash bonus potential for 2011 determined under our Gainsharing program (i.e., based on the growth and profitability of our core business), without including a factor tied to investment results. In 2010, the company and the Committee determined that the methodology previously used to calculate a performance score for the investment component under our Executive Bonus Plan did not generate an appropriate outcome in relation to the 2010 investment results, and that a number of other anomalous outcomes had transpired during the preceding ten years in which this plan was operational. As a result, during 2011, we will review the methodology and consider alternative ways to determine investment-related bonuses.

Equity Award to CEO.  The Compensation Committee revised the structure of the equity-based award to be made to Mr. Renwick that is currently scheduled for March 2011. Since 2004, Mr. Renwick has received equity awards that were equally divided between time-based and performance-based awards, with an aggregate value of 1000% of his salary on the date of grant. For 2011, the Committee has determined that Mr. Renwick will receive only performance-based restricted stock units, while retaining the target value equal to 1000% of his salary on the grant date. Although the terms of the 2011 performance-based awards will not be finalized until March, we currently expect the terms to be similar to 2010 awards, as described above. The Committee believes that the conversion to only performance-based awards for Mr. Renwick will provide him with a greater incentive to satisfy the performance goals relating to those awards. Moreover, since Mr. Renwick would effectively vest immediately in one-half of any time-based awards under the company’s qualified retirement provisions, additional time-based awards were seen as having more limited retention value at this point. Under the qualified retirement provisions, Mr. Renwick will have the ability to retain his interests in all performance-based awards after his retirement, but only if he provides one year’s notice of retirement (otherwise, he only keeps one-half of those awards), and the awards will vest only if and to the extent that the performance criteria are ultimately satisfied by the company. Under these circumstances, the Committee determined that this change would maintain Mr. Renwick’s overall compensation at an appropriate level, while adding significantly to its performance-based nature and further aligning his interests with those of our shareholders.

OTHER ELEMENTS OF COMPENSATION

Perquisites

We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, Mr. Renwick also uses the company aircraft for his and his spouse’s personal travel. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2010, we incurred approximately $72,400 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible to pay the taxes on such income without further contribution or reimbursement from the company. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

In addition, Mr. Renwick is provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, he receives a perquisite.

Otherwise, we do not provide perquisites to our executives. Disclosure of the incremental costs of perquisites to Progressive is included in the “All Other Compensation” column of the “Summary Compensation Table” on page 38.

Deferral Arrangements

The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of bonus income or the vesting of restricted stock or restricted stock unit awards that he or she otherwise would have earned as of a specific date. We do not contribute additional amounts to an executive’s deferral accounts, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive shares. Deferrals of restricted stock or restricted stock unit awards made in or after March 2005 are required to be invested in Progressive shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under the “Nonqualified Deferred Compensation” table and related disclosures, beginning on page 46.

The EDCP is made available to executives in order to keep our executive compensation program competitive, and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows the executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, if top executives elect to defer time-based equity awards until after they leave Progressive, this program is advantageous to the company to the extent that we otherwise might have lost a tax deduction under Internal Revenue Code Section 162(m) upon the vesting of those awards (see related discussion under “Section 162(m) of the Internal Revenue Code” below).

Retirement

Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•

As discussed in the preceding section, executives who choose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•

Our named executive officers, along with other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans. Under this arrangement, an equity award holder who leaves

Progressive after age 55 having satisfied certain years-of-service requirements is entitled to (i) have 50% of his or her outstanding time-based equity awards vest immediately upon termination, and (ii) if applicable, retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only upon the company’s satisfaction of the applicable performance criteria. The qualified retirement provisions are intended to provide a limited benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Renwick, our CEO, is our only named executive officer who has satisfied the requirements for a qualified retirement. For more information about the qualified retirement benefits, see “Qualified Retirement Provisions Under Equity Plans” beginning on page 51.

Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or results from certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Potential Payments Upon Termination or Change in Control” beginning on page 48.

Severance.  Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would equal three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs. This same level of benefits is payable to the named executives upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (equal to three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with such payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

The dollar values of benefits payable to named executive officers upon a qualifying termination under our severance plan are summarized below under “Severance” beginning on page 48.

Change-in-Control Benefits under Equity Plans.  Beginning with the awards of restricted stock units in March 2010, we modified the rights of recipients in the event of a change in control of the company. Prior awards of restricted stock and stock options are still controlled by the change-in-control provisions that we have previously discussed, and a description of those provisions can be found below beginning on page 49 under “Change-in-Control Provisions Under Equity Plans.”

Under the new provisions applicable to restricted stock unit awards, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of the company’s assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately (sometimes referred to as a “single trigger”) or they may vest only after the executive is terminated or leaves the company’s employ for “good reason” (i.e., a “double trigger”), depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position or responsibilities, a decrease in pay, bonus opportunity or equity awards, a required relocation, and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

Outstanding restricted stock unit awards will be controlled by the “double trigger” vesting requirements in the following circumstances:

•

If the transaction does not result in the liquidation or cancellation of, or other change to, the company’s stock (e.g., a change of control resulting from an investor purchasing the necessary portion of our common shares or from turnover of our Board of Directors, or where Progressive’s stock is the surviving security in a corporate transaction), then immediate vesting does not occur and all unvested awards remain in effect; and

•

If in a corporate transaction the other company’s stock is the surviving security, then all outstanding time-based awards will be converted into a new equity award with an equivalent value and substantially similar terms and conditions, including vesting requirements.

In such cases, although a change-in-control event would have occurred, outstanding restricted stock unit awards would vest only according to the terms of the applicable award agreement, unless the executive is terminated or leaves the company for good reason within 24 months after the event.

On the other hand, a “single trigger” vesting provision will require immediate vesting upon a change in control under the following circumstances:

•

Any transaction that results in the payment of cash to holders of Progressive’s common stock will result in immediate vesting of restricted stock units and a payout of the appropriate amount of cash to the holders; and

•

If the other company’s stock is the surviving security in a corporate transaction, then all performance-based awards will be immediately vested as of the date of the transaction and the value paid out in cash, based on the target number of units comprising the award.

We have differentiated these events based on our assessment of the interplay between the potential outcomes of the various scenarios and the application of Section 409A of the Internal Revenue Code (for additional information about Section 409A, see page 36) as it applies to awards of restricted stock units. We started with a bias to create “double trigger” vesting where appropriate. Thus, in the situations where the company’s stock survives, or where Progressive’s time-based awards are converted into time-based awards in the surviving security in a corporate transaction, we could adopt the double-trigger basis for vesting without violating Section 409A, while also maintaining the value of awards and the expectations of the participants as to the applicable vesting events. In the context of cash transactions and performance-based awards, however, it was not possible to impose the double-trigger requirement and maintain both compliance with Section 409A and the integrity of the underlying restricted stock unit award. For example, the mandatory conversion of a time-based equity award into a new type of security that would delay a cash payout until a later date (such as the original vesting criteria) could complicate Section 409A compliance for certain participants, putting them at the risk of incurring immediate tax liability, plus an additional 20% penalty, for an award that might not be paid out for years. In the case of performance-based equity awards, we concluded that such awards could not be reliably converted into a new security, applicable to a new company with potentially different strategic goals, in a way that effectively retained the meaning and motivational intent of the performance criteria included in our awards. Because we did not believe that these results were appropriate or consistent with how our employees should be treated, we adopted the “single trigger” payout in these circumstances.

The dollar values of benefits payable to the named executive officers upon a change in control under our equity plans are summarized below under “Change-in-Control Provisions Under Equity Plans,” beginning on page 49.

Death or Disability

Each named executive officer (or his or her estate) will retain rights to outstanding restricted stock and restricted stock unit awards upon his or her death or, as to certain awards, permanent disability, to the extent the awards vest during the ensuing 12 months, and all other restricted stock and restricted stock unit awards are forfeited. This benefit is available to all participants in our equity incentive plans. If the executive had elected to defer bonuses or equity-based awards, he or she (or the estate) would also be entitled to receive distributions of those amounts in accordance with the executive’s prior elections and the terms of our deferral plan. The executive (or upon death, his or her dependents) could also be entitled to receive certain health and welfare benefits as prescribed for all employees by Federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.

Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

PROCEDURES AND POLICIES

Compensation Committee Decisions

The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity and non-equity incentive compensation targets, and related performance goals. In addition, the Committee monitors and determines the benefits that may be paid to an executive upon his or her leaving the company or upon a change in control of the company to ensure that such payments are made under appropriate circumstances and in appropriate, market-based amounts.

Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from independent third parties, and analyses performed by our Compensation Department. Our Chief Executive Officer participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.

The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance targets under our Gainsharing program, generally apply to other employees as well.

The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2010, the Committee retained Semler Brossy Consulting Group, LLC, on a number of matters, including the value and structure of equity awards to our CEO, the bonus program for our investment professionals (in which our CEO and CFO participated in 2010), and design features for our restricted stock unit award program and our new equity plan that was approved by shareholders in April 2010.

Compensation Comparisons

Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for different individuals, can vary from year to year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the tenure of an executive in his or her current position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons are another factor that enter into this analysis.

For 2010, we used four sources of comparative compensation information for our named executive officers, as follows:

•	Survey data published by Towers Watson and Hewitt Associates of approximately 70 public companies in the $10 billion to $25 billion revenue range;

•	Survey data and statistical analysis provided by management’s compensation consultant, Pearl Meyer, on a comparison group of approximately 300 companies;

•	Proxy data for 35 public companies within close proximity to Progressive on the Fortune 500 list; and

•	Proxy data for 13 publicly held insurance companies.

The first three categories included a large number of companies from many industries. This choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be a good reflection of the marketplace for the services of our executives. In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay.

The fourth category included the following public insurance companies:

Aflac Incorporated	The Allstate Corporation	Assurant, Inc.
The Chubb Corporation	CNA Financial Corporation	Genworth Financial, Inc.
The Hartford Financial Services Group, Inc.	Lincoln National Corporation	Metlife, Inc.
Principal Financial Group, Inc.	Prudential Financial, Inc.	The Travelers Companies, Inc.
Unum Group

In 2010, we introduced for the first time into our comparison analysis: the insurance companies group; the Fortune 500 group; and the statistical analysis provided by Pearl Meyer of the much larger comparison group. In prior years, our comparison analysis had focused on compensation survey data for companies in a specified revenue range. We included these new comparisons as an additional check on whether our compensation levels were reasonable and competitive. As a result of this analysis, we found that the information obtained from these additional comparisons was generally consistent with the information obtained from the revenue-based comparison group that we had used historically.

All compensation comparisons referred to in this report are based on the data for these four comparison groups. The comparisons were provided to the Compensation Committee in early 2010 at the time that the Committee was considering 2010 compensation decisions for the named executive officers.

Use of “Tally Sheets”

When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors the reasonableness of its annual compensation decisions for each executive.

In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive’s stock), and we have made no subsequent contributions to increase the value of these accounts. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios. The Committee will continue to assess these programs in the future as new information develops. We describe each of these elements of our compensation program in more detail below and under “Potential Payments Upon Termination or Change in Control” beginning on page 48.

Internal Pay Equity; Wealth Accumulation

We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee do not believe that such limitations are an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.

No Tax “Gross-Up” Payments

We do not provide, and no executive officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance, perquisites, or other benefits provided by Progressive. There is one minor exception to this rule that is applicable to all of our regular employees: we pay employees anniversary awards (i.e., at their 5th, 10th, 15th, etc., anniversaries) in amounts not to exceed $600 on a net (after tax) basis. When such an award is paid to a named executive officer, the gross (pretax) amount is included in “All Other Compensation” on our Summary Compensation Table.

Effect of Any Future Financial Restatement; Recoupment

Cash bonuses paid to our senior executives beginning in 2007, and performance-based equity awards granted to executive officers beginning in March 2008, are subject to recoupment by us if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment rights, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” beginning on page 39.

Stock Ownership Guidelines for Executives

Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive stock (or equivalent vested interests, such as shares held on his behalf in our 401(k) or equivalent units held in our executive deferred compensation plan, but excluding unexercised stock options and unvested restricted stock and restricted stock units) with a minimum value of five times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive stock at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted stock or units with a value of at least three times his or her base salary. Management and the Committee believe that stock holdings under these guidelines, as well as additional, voluntary holdings by executives in our stock option, 401(k) and deferral plans or in personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 31, 2010, each of the named executive officer’s holdings of Progressive stock satisfied the applicable guideline.

Timing of Equity Awards

We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards have been made to executive officers only at the time of his or her appointment to or promotion within the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

RELATED CONSIDERATIONS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“Deduction Limit”) the deduction allowed for Federal income tax purposes for compensation paid to the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“Covered Executives”). This Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for Covered Executives to satisfy the requirements for the “performance-based compensation” exception to the Deduction Limit, and, thus, to preserve the deductibility of compensation paid to Covered Executives, to the extent practicable. Accordingly, our equity plans and cash bonus programs for our executives have been approved by shareholders and are implemented by the Compensation Committee in compliance with the requirements of Section 162(m). Several elements of our compensation program, however, constitute income that is not considered “performance-based,” including: base salary; the income recognized upon the vesting of time-based restricted stock or restricted stock unit awards; income arising from perquisites; dividends paid on unvested restricted shares; and certain distributions made to a Covered Executive under our executive deferral plan.

If the total of any Covered Executive’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to deduct the amount that exceeds $1 million. Management and the Committee will continue to monitor the actual tax impact of such compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue a compensation plan, however, that has a potential negative tax impact under Section 162(m), if we believe that the program in question (e.g., the use of time-based equity awards) is appropriate and in the interest of shareholders.

In 2010, the non-performance-based compensation earned by Mr. Renwick exceeded the $1 million threshold by approximately $609,000; the excess over the threshold was primarily due to the company’s payment of a special dividend of $1 per share in December 2010 to all shareholders, including holders (such as Mr. Renwick) of unvested employee restricted stock awards issued prior to 2007. None of the other Covered Executives received non-performance-based compensation in excess of $1 million.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the participant’s taxable income, subject to an additional 20% tax and interest.

Section 409A generally requires that elections to defer compensation must be made no later than the end of the year preceding the year the compensation is earned. Distributions of deferred compensation may be made only upon certain specified events, including death, disability, separation from service, unforeseeable emergency, change in control of the employer, and expiration of a fixed deferral period. Section 409A also includes provisions restricting the ability to accelerate, delay, or change the form of a scheduled distribution of deferred compensation.

Compensation arrangements that meet certain conditions may qualify for an exemption from Section 409A requirements. For example, an arrangement may be exempt from Section 409A if it requires all payments to be made to a participant no later than 2-1/2 months following the end of the year in which the right to the payments was earned and vested. In addition, the arrangement may qualify for exemption if payments under the arrangement do not exceed certain limits and are payable no later than the end of the second year following the year the participant involuntarily separates from service.

All of our compensation plans, programs, and arrangements either qualify for exemption from Section 409A or have been amended or designed to comply with Section 409A requirements.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee (the “Committee”) of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2011, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman

Roger N. Farah

Norman S. Matthews

COMPENSATION PROGRAMS AND RISK MANAGEMENT

We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. Our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under our performance-based equity awards, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals, and individual employees do not have incentives to focus on other priorities to the potential detriment of the organization.

The incentive plan for our investment professionals in 2010 was based on the performance of our fixed-income portfolio, which represents over 75% of our invested assets and is our only actively managed portfolio. The decisions of our investment professionals are subject to guidelines relating to credit quality, duration, issuer concentration, and other parameters intended to limit risk to our fixed-income portfolio. These controls are intended to reward sound security selection, with appropriate constraints to manage risk. In addition, the 2010 plan measured performance on a total return basis (not just on yield), comparing our annual results against the results achieved by a benchmark of comparable investment funds on a risk-adjusted basis. This risk adjustment process acted to reduce cash bonuses under this plan if we had higher volatility of investment returns over the trailing three-year period relative to the benchmark investment funds.

Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company. In early 2011, the Compensation Committee decided to review the merits of the incentive plan for investment professionals described above. This review is ongoing.

EXECUTIVE COMPENSATION

The following information is set forth with respect to the total compensation of our named executive officers (NEOs) for 2010, who include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), and our three other most highly compensated executive officers at year end. The titles set forth below reflect positions held at December 31, 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)		All Other Compensation[3] ($)	Total ($)
Glenn M. Renwick	2010	$750,000		$7,500,004	$1,265,625		$89,929	$9,605,558
President and Chief Executive Officer	2009	750,000		7,500,012	798,750		79,274	9,128,036
	2008	778,846	[4]	7,500,003	934,615	[5]	101,133	9,314,597

Brian C. Domeck	2010	421,538		1,062,532	592,788		12,000	2,088,858
Vice President and Chief Financial Officer	2009	380,000		893,040	269,800		12,292	1,555,132
	2008	387,692	[4]	760,019	310,154		11,862	1,469,727

John P. Sauerland	2010	412,308		1,037,550	773,078		12,657	2,235,593
Personal Lines Group President	2009	380,000		874,032	269,800		12,000	1,535,832
	2008	392,885	[4]	760,019	314,308		10,980	1,478,192

Susan Patricia Griffith	2010	412,308		1,037,550	773,078		12,000	2,234,936
Claims Group President	2009	380,000		874,032	269,800		12,000	1,535,832
	2008	389,135	[4]	745,044	311,308		12,052	1,457,539

Charles E. Jarrett	2010	410,000		902,024	615,000		12,345	1,939,369
Vice President, Secretary, and Chief Legal Officer	2009	410,000		820,008	291,100		12,000	1,533,108
	2008	424,038	[4]	820,021	339,231		8,940	1,592,230

[1]

Represents grant date fair value of restricted stock or restricted stock unit awards for each year. Grant date fair value is measured at the closing price of our stock on the date of grant. With regard to performance-based awards, the fair value represents the target value; however, the ultimate value to the NEO can be more if the performance goals are exceeded or less if the performance goals are not attained. For the terms of awards granted in 2010, see the “Grants of Plan-Based Awards” table below and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39. Also, see the “Compensation Discussion and Analysis,” beginning on page 22, as well as Note 9 – Employee Benefit Plans in Progressive’s 2010 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[2]

Amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan for all NEOs. Amounts reported include, if any, non-equity incentive plan compensation to be deferred in 2011 under our Executive Deferred Compensation Plan (“EDCP”). Further discussion of these plans is included in our “Compensation Discussion and Analysis,” beginning on page 22 and below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39.

[3]	All Other Compensation is comprised of the following:

Name	Employer Contributions[a]	Perquisites		Other[b]	Total All Other Compensation
Glenn M. Renwick	$12,000	$77,929	[c]	$—	$89,929
Brian C. Domeck	12,000	—		—	12,000
John P. Sauerland	12,000	—		657	12,657
Susan Patricia Griffith	12,000	—		—	12,000
Charles E. Jarrett	12,000	—		345	12,345

[a]	Represents employer contributions made during 2010 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.

[b]	Represents service anniversary awards paid to all employees and other minor items.

[c]

Includes $72,351 in incremental costs for his personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work.

[4]

Progressive pays employees on a bi-weekly basis, in an amount for salaried employees equal to 1/26th of his or her then-current annual salary rate. Typically, employees receive 26 paychecks in a calendar year. Every 10 to 11 years, however, the bi-weekly payment schedule results in an additional paycheck for each employee, including our named executive officers, as was the case in 2008.

[5]	Represents the value of the bonus earned by Mr. Renwick in 2008, which he voluntarily declined to accept.

Grants of Plan-Based Awards

The following table summarizes awards that were eligible to be earned during 2010 under the 2007 Executive Bonus Plan (non-equity incentive plan awards), as well as restricted stock units awarded in 2010 under the 2003 Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards).

GRANTS OF PLAN-BASED AWARDS IN 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	04/23/2010					179,770[3]		$3,750,002
	04/23/2010				0[4]	179,770[4]	359,540[4]	3,750,002
Brian C. Domeck	N/A	$0	$526,923	$1,053,846
	03/18/2010					23,784[3]		$425,020
	03/18/2010				0[4]	35,675[4]	71,350[4]	637,512
John P. Sauerland	N/A	$0	$515,385	$1,030,770
	03/18/2010					23,226[3]		$415,049
	03/18/2010				0[4]	34,835[4]	69,670[4]	622,501
Susan Patricia Griffith	N/A	$0	$515,385	$1,030,770
	03/18/2010					23,226[3]		$415,049
	03/18/2010				0[4]	34,835[4]	69,670[4]	622,501
Charles E. Jarrett	N/A	$0	$410,000	$820,000
	03/18/2010					22,944[3]		$410,009
	03/18/2010				0[4]	27,533[4]	55,066[4]	492,015

[1]

The amount of non-equity incentive plan compensation earned by the named executive officers during 2010 is included in the “Summary Compensation Table” on page 38. Further description of these plans is provided in the “Compensation Discussion and Analysis” beginning on page 22 and the following narrative disclosure.

[2]

Awards are valued at the closing price on the date of grant, March 13, 2010, of $17.87 per share, except for Mr. Renwick’s, which are valued at $20.86 per share, the closing price on April 23, 2010, the date of his award. The target amount of performance-based restricted stock unit awards granted represents the number of restricted stock units used to determine grant date fair value.

[3]	Represents the number of shares covered by time-based restricted stock unit awards.

[4]

Represents the number of shares covered by performance-based restricted stock unit awards. These awards will vest from 0-200% of the target award only if and when pre-established performance goals are attained. See the following narrative disclosure for further details.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. As of December 31, 2010, none of the named executive officers had an employment agreement with Progressive.

Summary Compensation Comments. In total for 2010, salary and non-equity incentive plan compensation comprised approximately 21% of total compensation for Mr. Renwick, 49% for Mr. Domeck, and 53% for Mrs. Griffith and Messrs. Jarrett and Sauerland (in each case, valuing performance-based restricted stock unit awards based on the target amount). For additional discussion of our compensation policies and plans, as well as compensation decisions for named executive officers for 2010, see the “Compensation Discussion and Analysis,” beginning on page 22.

Non-Equity Incentive Compensation. Non-equity incentive compensation for the named executive officers is available under our 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Performance Factor	=	Annual Bonus

For each named executive officer, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2010, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary, for Messrs. Domeck and Sauerland and Mrs. Griffith the target percentage was 125% of salary, and the target percentage was 100% of salary for Mr. Jarrett.

Under the 2007 Executive Bonus Plan, the performance factor is determined for all named executive officers after the end of each year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee of the Board of Directors. The performance factor can range from 0.0 to 2.0 each year, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable performance factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to be eligible to receive the bonus for that year. Bonuses are paid in early February in the ensuing year, after the appropriate approvals and certifications are received from the Compensation Committee.

For 2010, each of the named executive officers earned at least part of his or her bonus solely under performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results (the “core business”). The core business was defined to include the Agency auto business, the Direct auto business, the special lines business, and the Commercial Auto business. For Messrs. Renwick and Domeck, our CEO and CFO, respectively, 25% of their performance factor was based on the performance of our fixed-income investment portfolio (discussed below), with the remaining 75% being determined by the performance of the core business. However, pursuant to the terms of the awards for 2010, incorporation of the investment component could not result in an increase in the bonus paid over the amount that would have been paid to each of them if their bonuses had been calculated solely using the core business results. As a result, the investment component could only serve to reduce, and not increase, the bonuses paid to Messrs. Renwick and Domeck.

The performance factor for the core business for 2010 was calculated as follows:

•

A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, special lines, and Commercial Auto business units. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit. In each case, profitability was measured by the calendar year combined ratio determined in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to the number of “policies in force” for each business unit.

•

Two separate Gainsharing matrices were established for the Direct auto business unit. One Direct auto matrix was based on the number of new insurance policies written during the year, as compared with the prior year (the “new” matrix), and the other Direct auto matrix was based on the retention rate for policies in existence at the beginning of the year (the “renewal” matrix). Each matrix assigned a performance score between 0.0 and 3.0 to various combinations of growth and profitability for the applicable component (new or renewal) of the business unit, although the Direct auto business unit as a whole could not achieve a score in excess of 2.0. As with the matrices described above, profitability was determined under GAAP and growth was measured using policies in force.

•

Actual growth and profitability performance results for each of the Agency auto, special lines and Commercial Auto business units, and for the new and renewal components of the Direct auto business unit, were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit or, in the case of Direct auto, for the new and renewal components of the business unit. In addition, the results derived from the new and renewal matrices for Direct auto were combined based on a formula pre-established by the Committee to calculate the overall score for that business unit.

•

The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce a performance factor for the core business as a whole.

In 2010, the performance factor for the core business determined according to these criteria was 1.50, which was used to calculate the entire annual bonus for Messrs. Jarrett and Sauerland and Mrs. Griffith, and a portion of the bonuses for Messrs. Renwick and Domeck, as described above. The following table presents the overall 2010 growth and profitability data for the business units that comprised our core business, and for our insurance operations on a companywide basis.

Business	GAAP Combined Ratio[1]	Increase (Decrease) in Policies in Force
Agency	91.9	4%	[2]
Direct	94.6	13%	[2]
Special lines	—	5%
Commercial Auto	87.5	0%
Companywide insurance operations[3]	92.4	7%

[1]Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results in the table above, depending on whether the underlying policy is written through agents/brokers or directly by Progressive.

[2]Includes only auto policies in force.

[3]Includes certain operations (principally, businesses that are currently in run off) that are excluded from the definition of “core business” under the plan. The aggregate core business generated a GAAP combined ratio of 92.5 and a 7% increase in policies in force.

Using actual performance results for the year and the matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the performance factor for the core business as a whole:

Business	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	1.50	45.78%	.69
Direct auto	1.59	35.38%	.56
Special lines	1.53	8.53%	.13
Commercial Auto	1.17	10.31%	.12
Performance Factor			1.50

As demonstrated by the table above, all of our business units contributed performance scores above a 1.0 target for 2010, with all but the Commercial auto business at 1.50 or above on a possible 2.0 scale. These results featured strong profitability across our core business operations, excellent growth in our Direct auto business and a return to positive growth in our Agency auto operation. Our special lines business generated a reasonable growth level on a profitable basis in the context of an increasingly competitive marketplace and a slowly recovering economy; as a result, special lines was also a strong contributor to the overall score. Our Commercial Auto business faced a more difficult economic climate, particularly with the slowdown in construction work, as evidenced by its flat growth in policies in force for the year; nonetheless, excellent profitability led to a score for this business that was slightly above the 1.0 target value. On a companywide basis, policies in force grew by about 7% and net premiums written and earned grew by 3% and 2%, respectively, at a profitable 92.4 combined ratio.

The performance factor of the company’s fixed-income investment portfolio component for 2010 was calculated when compared, on a risk-adjusted basis, with the results achieved by a defined benchmark of 255 comparable money management firms. The firms comprising the benchmark managed comparable fixed-income portfolios, as determined by an independent third-party vendor. The vendor collected and provided to us the appropriate performance data for the benchmark firms, and this data formed the basis for the calculation of the ranking of our fixed-income portfolio against the benchmark firms. Our equity portfolio is not included in this analysis because this portfolio tracks the Russell 1000 Index and is not actively managed by our investment group.

Under this investment performance calculation, a performance score of approximately 1.0 would result if the group’s investment performance ranked at the 50th percentile of the benchmark money management firms. A maximum score of 2.0 would be earned if performance exceeded the 85th percentile of the benchmark firms, while a minimum score of 0.0 would result if performance was below the 15th percentile. For 2010, the investment component generated a performance factor of 0.0 under our 2007 Executive Bonus Plan, reflecting positive 2010 investment returns offset by the risk adjustment mechanism. As a result, no bonus was paid to Messrs. Renwick or Domeck for their 25% investment component based on these results.

Under our 2007 Executive Bonus Plan, bonuses paid to executives will be subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, he or she would be required to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover such amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only to the extent that the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid. Plans covering bonuses paid to executives in prior years do not include such a provision, however, and our ability to recoup any bonuses paid under the prior plans if such a restatement were to occur would depend on the availability of general legal and equitable remedies under state or federal law.

Equity Incentive Plan Awards. In 2010, all of the equity incentive plan awards were granted pursuant to our 2003 Incentive Plan. We granted both time-based and performance-based restricted stock unit awards to the named executive officers. Restricted stock unit awards entitle the holder to receive, upon the satisfaction of all requirements for vesting, one share of Progressive stock in exchange for each unit. Unit awards do not have voting rights, but are entitled to dividend equivalent payments at the time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will be paid to the named executive officers (and other recipients) only if and when the underlying restricted stock unit award vests.

Prior to 2010, we granted both time-based and performance-based restricted stock awards to the named executive officers. All restricted stock awards made prior to 2010 have voting rights equivalent to those of holders of our common shares. Restricted stock awards made in March 2007 and thereafter will not entitle the holder to receive dividend payments at the time those payments are made to other shareholders. Instead, those dividend payments are retained by the company and will be paid to the named executive officers (and other recipients), with interest, only if and when the restricted shares vest. Awards made prior to March 2007 have dividend and voting rights equivalent to those associated with our other outstanding common shares.

In 2010, we granted time-based restricted stock unit awards to the named executive officers, based on a percentage of each individual’s salary at the time of grant, as determined by the Compensation Committee. Mr. Renwick received a time-based award equal in value to 500% of his salary, while Messrs. Domeck, Sauerland, and Jarrett and Mrs. Griffith each received awards equal in value to 100% of his or her respective salary. For Mrs. Griffith and Messrs. Domeck, Jarrett, and Sauerland, the time-based awards will vest in three equal installments in the third, fourth, and fifth years after the date of grant (i.e., January 1, 2013, 2014, and 2015), assuming he or she is still employed by the company. For Mr. Renwick, the time-based award will vest in full on January 1, 2013.

We also granted performance-based restricted stock unit awards to the named executive officers in 2010. The value of the performance-based awards was determined by the Compensation Committee, also based on a percentage of each individual’s salary and the value of our common shares at the time of grant. Mr. Renwick received an award with a value equal to 500% of his salary, while Messrs. Domeck and Sauerland and Mrs. Griffith received awards with a value equal to 150% of his or her salary, and Mr. Jarrett received an award with a value equal to 120% of salary. These awards will vest if and to the extent that the compounded annualized growth of our personal and commercial auto businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2012 exceeds the aggregate personal and commercial auto insurance market’s growth rate over that period (in each case, determined using A.M. Best data), and our combined ratio is 96 or lower for the preceding 12-month period. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If the company growth rate exceeds the market growth rate by three percentage points or more	200% of the target number of units will vest; this is the maximum possible award value

If the company growth rate exceeds the market growth rate by more than two but less than three percentage points

Between 100% and 200% of the target number of units will vest, in proportion to the extent to which the company growth rate exceeds the market’s growth rate above two percentage points (e.g., if the company growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If the company growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which the company growth rate exceeds the market’s growth rate (e.g., if the company growth rate exceeds the market growth rate by 1.2 percentage points, then 60% of the award will vest)

If the company growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied at that time, the awards will remain open for vesting until January 31, 2015, in order to allow the opportunity to satisfy the profitability goal; the awards will expire and be forfeited if vesting does not occur before that date. Satisfaction of this goal of market outperformance would result in an increase in our market share, which, together with the profitability goal, we believe will benefit all Progressive shareholders over time.

All restricted stock awards and restricted stock unit awards are made subject to accelerated vesting pursuant to the “qualified retirement” and “change in control” provisions in our 2003 Incentive Plan. During 2010, Mr. Renwick became eligible for qualified retirement benefits under the plan. See “Potential Payments Upon Termination or Change in Control” beginning on page 48 for further discussion of these plan provisions.

Beginning in March 2008, under our 2003 Incentive Plan, as amended, performance-based restricted stock awards or restricted stock unit awards made will be subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results which caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but without interest and only if the restatement occurs within three years after the vesting date. Equity awards made prior to March 2008 are not subject to this plan amendment and our ability to recoup any such awards that vest under similar circumstances would depend on the availability of general legal and equitable remedies under state or federal law.

Further discussion of our compensation strategy and plans can be found in the “Compensation Discussion and Analysis,” beginning on page 22.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock option awards exercisable and outstanding under our 1995 Incentive Plan, as well as the unvested restricted stock and restricted stock unit awards outstanding under our 2003 Incentive Plan. The value of the equity awards is calculated using $19.87 per share, the closing price of Progressive shares on the last business day of 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards[1]			Stock or Unit Awards[2]
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)[3]		Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Glenn M. Renwick	627,631	$11.28	12/31/2011	452,224	[4]	$8,985,691	452,216	[4]	$8,985,532
							1,402,947	[5]	27,876,557
Brian C. Domeck	22,774	11.28	12/31/2011	—		—	96,555	[4]	1,918,548
							124,220	[5]	2,468,251
John P. Sauerland	—	—	—	—		—	95,957	[4]	1,906,666
							122,734	[5]	2,438,725
Susan Patricia Griffith	—	—	—	—		—	98,338	[4]	1,953,976
							154,559	[5]	3,071,087
Charles E. Jarrett	—	—	—	—		—	101,491	[4]	2,016,626
							154,119	[5]	3,062,345
[1]

All stock option awards are vested and became exercisable on or before January 1, 2007. We stopped issuing stock option awards after December 31, 2002. In conjunction with the $1.00 per common share extraordinary dividend paid in December 2010 and pursuant to the antidilution provisions of our incentive plans, we were required to increase the number of shares and reduce the exercise price of the then outstanding stock option awards, and those adjustments are reflected in the table.

[2]	Amounts include restricted stock awards and restricted stock unit awards, including additional units credited upon the reinvestment of dividend equivalents.

[3]

Represents time-based restricted equity awards that have been earned by Mr. Renwick under the “qualified retirement” provisions of the 2003 Incentive Plan (see “Qualified Retirement Provisions under Equity Plans” below); such shares will vest upon the earlier of the vesting dates defined in the restricted equity award agreements (see table below) or Mr. Renwick’s separation from the company.

[4]

Represents time-based restricted stock awards or restricted stock unit awards. Except as noted, awards are scheduled to vest on January 1 of the third, fourth, and fifth years after the grant date. Following are the applicable vesting dates for those awards:

Name	01/01/2011	01/01/2012	01/01/2013	01/01/2014	01/01/2015		Total
Glenn M. Renwick
Earned awards (see note 3 above)	92,843	121,319	185,978	52,084	—	[a]	452,224
Unearned awards	92,841	121,316	185,976	52,083	—	[a]	452,216
Brian C. Domeck	15,655	24,691	27,938	19,941	8,330		96,555
John P. Sauerland	15,643	24,691	27,743	19,746	8,134		95,957
Susan Patricia Griffith	17,657	25,113	27,688	19,746	8,134		98,338
Charles E. Jarrett	19,689	26,290	28,052	19,424	8,036		101,491

[a]	Mr. Renwick’s 2010 award vests in full on January 1, 2013.

[5]	The number of performance-based restricted stock or restricted stock units awarded to each of the named executive officers, by year of grant, are as follows:

	Grant Year
Name	2004	2005	2006	2007	2008	2009	2010	Total
Glenn M. Renwick	178,260	166,280	141,640	178,655	236,740	312,500	188,872	1,402,947
Brian C. Domeck	2,760	2,800	2,360	15,245	23,990	39,584	37,481	124,220
John P. Sauerland	2,960	3,100	2,840	15,245	23,990	38,000	36,599	122,734
Susan Patricia Griffith	13,820	13,960	12,460	16,675	23,045	38,000	36,599	154,559
Charles E. Jarrett	15,780	16,180	14,360	18,820	25,885	34,167	28,927	154,119

Following are the performance criteria that must be achieved to enable the performance-based restricted equity awards to vest for the year of grant indicated (NPE=Net Premiums Earned; DPW=Direct Premiums Written; CR=Combined Ratio):

	Target		Expiration Date[a]
Grant Year	Growth ($ in billions)	CR
2004	NPE of $15.0	97	12/31/2013
2005	NPE of $17.5	96	12/31/2014
2006	NPE of $20.0[b]	96	12/31/2015
2007	NPE of $19.0	96	12/31/2016
2008	NPE of $16.5	96	12/31/2017
2009	DPW 2% > industry (over a 3-year period)[c]	96	01/31/2014
2010	DPW 2% > industry (over a 3-year period)[d]	96	01/31/2015

[a]	If these objectives are not achieved prior to the applicable expiration date, the awards will be forfeited.

[b]

In 2009, the company determined it was unlikely this target would be met before award expiration. As such, all previously recognized expense was reversed; however, the shares will not be forfeited by the employee until expiration.

[c]

Performance-based restricted stock awards granted in 2009, will fully vest, if at all, only if the company’s DPW compounded annual growth rate between December 31, 2008 and December 31, 2011 exceeds the growth rate of the auto insurance market as a whole over that same period by two percentage points or more, with a CR of 96 or less over the most recent 12 months, based on A.M. Best data. If the company’s compounded growth rate exceeds the industry’s growth by less than two percentage points, a ratable portion of the award will vest. In the event that the growth goal is satisfied for the three-year period, but the 12-month profitability goal is not satisfied when the initial vesting determinations are made, the award will remain open until January 31, 2014 in order to allow the opportunity to satisfy the profitability goal.

[d]

Performance-based restricted stock unit awards granted in 2010 have generally the same award terms as the 2009 awards, except: (i) the measurement period for growth is December 31, 2009 through December 31, 2012; (ii) these awards can vest ratably from between 100% and 200% of the initial award value if the company’s compounded annual growth rate exceeds the industry’s growth rate by between two percentage points and three percentage points; and (iii) the award will remain open, if necessary, until January 31, 2015 in order to allow the opportunity to satisfy the profitability goal. For additional information on the 2010 awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” beginning on page 39.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock awards during 2010. The stock options were exercised at various dates during the year, while all of the restricted stock awards vested on January 1, 2010, at a price of $18.09 per common share.

OPTION EXERCISES AND STOCK VESTED DURING 2010

	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)
Glenn M. Renwick	712,123	$9,766,411	162,197	[1]	$2,934,144
Brian C. Domeck	41,986	587,993	9,450		170,951
John P. Sauerland	68,286	786,527	9,394		169,937
Susan Patricia Griffith	37,033	384,262	14,371		259,971
Charles E. Jarrett	237,798	2,476,719	16,457	[1]	297,707

[1]	The following table summarizes the restricted stock awards that were deferred pursuant to the EDCP:

	Grant Year	Deferral Amounts		Deferral Period	Distribution Method
Name		Shares (#)	Value ($)
Glenn M. Renwick	2005	55,428	$1,002,693	[a]	10 annual installments
	2006	47,216	854,137	[a]	10 annual installments
	2007	59,553	1,077,314	[a]	10 annual installments

		162,197	$2,934,144
Charles E. Jarrett	2005	5,396	$97,614	[a]	Lump Sum
	2006	4,788	86,615	[a]	Lump Sum
	2007	6,273	113,478	[a]	Lump Sum

		16,457	$297,707

[a]No distribution date was specified by the participant; therefore, distributions will be made or, if applicable, will commence six months after separation from the company.

These deferred awards are deemed invested in Progressive common shares and are not eligible to be transferred to other investments. Distribution of these deferred awards will be made in Progressive common shares. The awards deferred in 2010 are reported in the “Executive Contributions in Last Fiscal Year” column in the table included in the “Nonqualified Deferred Compensation” section.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2010, as well as each NEO’s aggregate ending balance in the EDCP at December 31, 2010. Participation in the EDCP is voluntary; all NEOs have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and restricted equity awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is credited to the EDCP when the applicable bonus otherwise would have been paid. Deferral elections for time-based restricted equity awards pertain to the award made in that year and partial deferrals are not allowed. The time-based awards generally have a tiered vesting; therefore, credits are made to the EDCP at each vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2010

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year-end[4]
Name	($)	($)	($)	($)	($)
Glenn M. Renwick	$3,732,894	$—	$4,828,884	$136,671	$35,945,998
Brian C. Domeck	—	—	76,016	—	1,300,194
John P. Sauerland	—	—	56,264	—	577,194
Susan Patricia Griffith	—	—	64,723	—	452,035
Charles E. Jarrett	443,257	—	445,654	130,955	4,874,672

[1]

Amounts contributed in the last fiscal year are not included in the 2010 information reported in the “Summary Compensation Table” (SCT) on page 38, since these contributions resulted from restricted stock awards that vested on January 1, 2010 (see the “Option Exercises and Stock Vested During 2010” table on page 45) from awards that were originally granted in 2005, 2006, and 2007, and from non-equity incentive compensation earned in 2009.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections in prior years.

[4]

Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted stock awards, either time-based or performance-based. For Messrs. Renwick and Jarrett, the amounts previously reported in our SCTs from 2006 through 2010 were $6,788,376 and $1,396,657, respectively. No other NEO had deferred amounts reported in our SCTs during this period.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan, as well as all of their restricted stock and restricted stock unit awards that were granted under the 2003 Incentive Plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP. The trust has 17 mutual funds, as well as Progressive common shares, as deemed investment choices under the plan. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted stock awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan.

Amounts equal to the deferred cash bonuses or restricted stock awards are deposited by Progressive into the trust at the time that the bonus otherwise would have been paid to the participant or the restricted equity awards otherwise would have vested. We make no matching contributions or additional deposits on behalf of any participant. To secure our future payment obligations to participants, the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices including the annual rate of return on each investment alternative during 2010:

Fund	One-Year Performance As of 12/31/2010 (%)
American Advantage Small Cap Value Fund—Institutional Class	26.19%
Fidelity Diversified International Fund—Class K	9.85
Fidelity Low Priced Stock Fund—Class K	20.87
Fidelity Mid-Cap Stock Fund—Class K	23.78
Fidelity Retirement Money Market Fund	0.02
John Hancock Small Company Fund—Class A	23.80
Oakmark Equity and Income Fund—Institutional Class	9.50
PIMCO Total Return Institutional Fund	8.83
Templeton World Fund—Class A	7.99
The Progressive Corporation Stock Fund	17.15
Vanguard Growth Index Fund—Institutional Class	17.17
Vanguard Institutional Index Fund	15.05
Vanguard Mid-Cap Index Fund—Institutional Class	25.67
Vanguard Small-Cap Index Fund—Institutional Class	27.95
Vanguard Total Bond Market Institution Fund	6.58
Vanguard Total International Stock Fund	11.12
Vanguard Value Index Fund—Institutional Class	14.49
Wasatch Small Cap Growth Fund	28.92

Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change-in-control payments under our equity incentive plans, as described in the next section. For post-2004 deferrals, the plan has been revised to reflect the change-in-control definition required by Section 409A of the Internal Revenue Code.

Participants are permitted to change the schedule for certain distributions if they give at least 12 months notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted stock awards granted in or after March 2005, which awards will be deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participant’s rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

The following table highlights the benefits that may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of the employee’s employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (excluding retirement)	—	—	—	—	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Retirement – nonqualified	—	—	—	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death or disability	—	—	—	✓	✓

[1]

This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]

Depending on the type of the award and nature of the change-in-control event, these awards either will be subject to a “single trigger” provision (i.e., vesting occurs immediately upon occurrence of the change-in-control event), or a “double trigger” provision (i.e., vesting occurs only if, within 24 months after the event takes place, the award recipient is terminated or leaves the company’s employ for “good reason”). See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]

An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred annual non-equity incentive compensation or equity-based awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]

Under our equity plans, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans) or by reason of the participant’s death or, in certain cases, disability. A “qualified retirement” and an involuntary termination without cause may occur at the same time.

The significant provisions of our executive separation allowance plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” severance, and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).

Severance. Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our named executive officers, other executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if:

•	his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan); and

•	the employee signs a termination and release agreement as required by the plan.

The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three years of the executive’s base salary only at the time of termination. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and other covered employees will have the right to receive a severance payment in accordance with the formula described above, if during the three-year period after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change (defined below).

For purposes of the plan, the definition of “change in control” incorporates the definition from our equity incentive plans for employees (described below). The term “job change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location, or number of scheduled work hours.

The following table summarizes the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2010, under circumstances requiring payments from the executive separation plan:

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$12,175
Brian C. Domeck	1,275,000	19,399
John P. Sauerland	1,245,000	19,399
Susan Patricia Griffith	1,245,000	17,663
Charles E. Jarrett	1,230,000	17,663

Upon the termination of employment of our CEO, any other NEO, or another executive officer due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

Change-in-Control Provisions Under Equity Plans. Benefits also are provided to NEOs and other holders of equity awards under our equity plans upon the occurrence of a change in control or, in the case of previously granted restricted stock and stock option awards only, a potential change in control, as defined in those plans.

Restricted Stock and Stock Options

The Board of Directors has the authority to “override” change-in-control benefits applicable to awards of restricted stock and stock options made prior to March 2010, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, our equity plans include provisions providing for the immediate vesting of, and payments to the holders of restricted stock and stock option awards in an amount equal to the value of the outstanding awards upon the occurrence of any of the specified triggering events. These provisions apply to both fully vested outstanding stock options issued prior to 2003 and unvested restricted stock awards, including both time-based and performance-based awards.

A change in control would be deemed to occur under our equity incentive plans upon the occurrence of any of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable events, or (ii) the commencement of a tender offer for our stock:

•	acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

For awards made in or after March 2007, a potential change in control would be deemed to occur upon the acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a potential change in control has occurred.

For stock option and restricted stock awards made prior to March 2007, a potential change in control would also include the approval by shareholders of an agreement, the consummation of which would constitute a change in control (as described above), unless the Board approved such change prior to its commencement. In 2007, the Board modified our 2003 Incentive Plan to remove this triggering event for awards made in or after March 2007.

Restricted Stock Units

Beginning with awards of restricted stock units in March 2010, we modified the rights of award recipients in the event of a change in control of the company. For such awards, the definition of “change in control” has been revised to reflect a narrower range of triggering events (and a “potential change in control” will no longer trigger benefits), and we have introduced the requirements of a loss of job or other adverse employment action in certain circumstances before benefits are triggered.

Under the new provisions, a “change in control” is deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of the company’s assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon any change-in-control event, outstanding restricted stock units may vest immediately (sometimes referred to as a “single trigger”) or, alternatively, only after the executive is terminated or leaves the company’s employ for “good reason” (i.e., a “double trigger”), depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position or responsibilities, a decrease in pay, bonus opportunity or equity awards, a required relocation, and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

Outstanding restricted stock unit awards will be controlled by the “double trigger” vesting requirements in the following circumstances:

•

if the transaction does not result in the liquidation or cancellation of, or other change to, the company’s stock (e.g., a change of control resulting from an investor purchasing the necessary portion of our common shares or from turnover of our Board of Directors, or where Progressive’s stock is the surviving security in a corporate transaction), then immediate vesting does not occur and all unvested awards remain in effect; and

•

if in a corporate transaction the other company’s stock is the surviving security, then all outstanding time-based awards will be converted into a new equity award with an equivalent value and substantially similar terms and conditions, including vesting requirements.

On the other hand, a “single trigger” vesting provision will require immediate vesting upon a change in control under the following circumstances:

•

any transaction that results in the payment of cash to holders of Progressive’s common stock will result in immediate vesting of restricted stock units and a payout of the appropriate amount of cash to the holders; and

•

if the other company’s stock is the surviving security in a corporate transaction, then all performance-based awards will be immediately vested as of the date of the transaction and the value paid out in cash, based on the target number of units comprising the award.

The following table quantifies each NEO’s benefits under our equity incentive plans, if a change in control had occurred and a payment had been required under the applicable plan on December 31, 2010:

Name	Payments on Unvested Restricted Stock Unit Awards[1]	Payments on Unvested Restricted Stock Awards[2]	Payments on Outstanding Stock Options[3]	Total Payments
Glenn M. Renwick	$7,505,784	$40,635,793	$5,391,350	$53,532,927
Brian C. Domeck	1,241,271	3,374,575	195,629	4,811,475
John P. Sauerland	1,212,086	3,360,495	—	4,572,581
Susan Patricia Griffith	1,212,086	4,047,027	—	5,259,113
Charles E. Jarrett	1,053,762	4,271,930	—	5,325,692

[1]	Includes time-based and performance-based restricted stock units, plus reinvested dividend equivalents. As required by the plan, performance-based units are valued at their target amount.

[2]

Includes, with respect to restricted stock awards made in or after March 2007, amounts equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted stock awards.

[3]	As of January 1, 2007, all stock options are vested and may be exercised at any time by the holder.

Qualified Retirement Provisions Under Equity Plans. Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment under our incentive compensation plans. Under this arrangement, executives who leave their employment with Progressive after satisfying certain age and years-of-service requirements (described below), generally:

•

are permitted to exercise outstanding stock options (all of which are now vested) at any time prior to their stated expiration date (instead of being required to exercise such options within 60 days of the termination of employment, as is typically the case);

•	receive 50% of unvested time-based restricted stock and restricted stock unit awards then outstanding (with the remaining 50% being forfeited); and

•

retain 50% of unvested performance-based restricted stock and restricted stock unit awards that will vest, if at all, only upon satisfaction of the performance objectives associated with those awards (and the other 50% are forfeited).

For all awards made prior to March 2008, a “qualified retirement” requires the equity award holder to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. For awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or over and have at least 15 years of service with Progressive at the time of retirement. In addition, for restricted stock units issued on or after March 2010, to be eligible, the participant must have received an acceptable evaluation in his or her most recent performance evaluation.

Generally, an executive’s participation in these arrangements is on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him provides at least one full year of notice of his or her intention to leave employment after qualifying for retirement, he or she will retain 100% of his or her unvested performance-based restricted equity awards (not just 50% as stated above), although such performance-based equity awards will vest only if and when the applicable performance goals are achieved prior to expiration.

The rights conferred by these provisions may be limited or forfeited if the Compensation Committee determines that the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•

directly or indirectly being an owner, officer, employee, advisor, or consultant to a company that competes with Progressive, its subsidiaries, or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries, or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the executive; or

•

failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

As of December 31, 2010, the only NEO that was eligible for qualified retirement treatment was Mr. Renwick, who achieved eligibility in May 2010. The value of his qualified retirement benefits, if he had retired on December 31, 2010, would have been as follows:

Name	Value of Qualified Retirement Benefits[1] at December 31, 2010
	Time-Based Equity Awards	Performance-based Equity Awards[2]
		Retirement Without One-Year Notice		Retirement With One-Year Notice
		Minimum	Maximum[3]	Minimum	Maximum[3]
Glenn M. Renwick	$9,508,267	$0	$16,439,053	$0	$32,878,103

[1]	Includes deferred dividends and reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]

Value depends on whether, and for awards after 2008 the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Outstanding Equity Awards” table beginning on page 44 for more information.

[3]

Assumes all outstanding awards vest in full. As discussed above, we have determined that the 2006 performance-based restricted stock award is not likely to vest prior to its expiration; if this award does not vest, the maximum values would be $15,031,860 for retirement without a one-year notice and $30,063,716 for retirement with a one-year notice.

Other Termination Provisions Under Equity Plans. Under our equity plans, if an equity award recipient, including the executive officers, resigns (including retirement, other than a “qualified retirement” as discussed above), is discharged without cause (as defined in the plan), or is involuntarily terminated (e.g., reduction in force), the employee (i) is permitted to exercise any outstanding stock option awards (all of which are now vested) at any time prior to the earlier of 60 days after the employee’s termination date or the option’s expiration date, and (ii) would forfeit any unvested restricted stock and restricted stock unit awards, both time-based and performance-based. Termination of the executive for cause would result in the forfeiture of all outstanding options, restricted stock, and restricted stock units.

For restricted stock and stock option awards, to the extent employment is terminated due to death or disability of the equity award recipient, including the executive officers, (i) all vested stock options must be exercised within one year from the date of death or disability (as long as such date is prior to the expiration date of the award), (ii) any time-based restricted stock awards scheduled to vest within one year of the date of death or disability will vest immediately upon the termination event, and (iii) any performance-based restricted stock awards that achieve the performance criteria within one year from the date of death or disability will vest on such date; all other time-based and performance-based restricted stock awards will be forfeited.

For restricted stock unit awards, to the extent employment is terminated due to the death of the award recipient, including any executive officer, (i) all time-based restricted stock units scheduled to vest within one year from the date of death will vest immediately upon the termination event (without regard to whether the participant would have become eligible for qualified retirement treatment within the year after termination), and (ii) any performance-based restricted stock units that achieve the performance criteria within one year from the date of death will vest on such date; all other time-based and performance-based restricted stock unit awards will be forfeited.

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2010, was comprised only of time-based restricted stock awards.

DIRECTOR COMPENSATION

YEAR ENDED DECEMBER 31, 2010

Restricted Stock Awards/Total[1]
Name	($)
Stuart B. Burgdoerfer	$253,349
Charles A. Davis	205,012
Roger N. Farah	190,014
Lawton W. Fitt	190,014
Stephen R. Hardis	215,004
Bernadine P. Healy, M.D.	200,006
Abby F. Kohnstamm	200,006
Peter B. Lewis	260,020
Norman S. Matthews	210,018
Patrick H. Nettles, Ph.D.	215,004
Bradley T. Sheares, Ph.D.	200,006

[1]

Represents grant date fair value of restricted stock awards. Restricted stock is the sole compensation received by directors. The following table presents the time-based restricted stock awards granted to non-employee directors in 2010, along with the grant date fair value of such awards. Except as noted, awards were made on April 23, 2010, and valued based on that day’s closing price of $20.86. The final two columns below show the aggregate number of common shares covered by time-based restricted stock awards and the aggregate number of shares covered by stock option awards, at December 31, 2010.

	Awarded in 2010			Aggregate Number of Shares at December 31, 2010
Name	Restricted Stock Awards (#)		Grant Date Fair Value ($)	Restricted Stock Awards (#)	Option Awards[a] (#)
Stuart B. Burgdoerfer	12,713	[b]	$253,349	9,588	—
Charles A. Davis	9,828		205,012	9,828	31,989
Roger N. Farah	9,109		190,014	9,109	—
Lawton W. Fitt	9,109		190,014	9,109	—
Stephen R. Hardis	10,307		215,004	10,307	12,079
Bernadine P. Healy, M.D.	9,588		200,006	9,588	—
Abby F. Kohnstamm	9,588		200,006	9,588	—
Peter B. Lewis	12,465		260,020	12,465	—
Norman S. Matthews	10,068		210,018	10,068	—
Patrick H. Nettles, Ph.D.	10,307		215,004	10,307	—
Bradley T. Sheares, Ph.D.	9,588		200,006	9,588	—

[a]	Option awards outstanding have been vested since 2003 and will expire before May 2012.

[b]

In addition to the 9,588 restricted awards granted on April 23, 2010, Mr. Burgdoerfer received a restricted award of 3,125 on February 16, 2010, valued on that day’s closing price of $17.07, which represents a proration of the annual fee for his service from his election to the Board in December 2009 until the 2010 Annual Meeting; that award vested on August 17, 2010.

Narrative Disclosure to Director Compensation Table

Equity-based Awards. Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”). The Directors Equity Plan originally authorized the issuance of up to 350,000 common shares. After adjusting for prior awards granted, forfeitures, and our 4-for-1 stock split in May 2006, 757,201 shares remained available for issuance at December 31, 2010. The restricted stock grant value per common share equals the fair market value of the common shares awarded on the date of grant. Restricted stock awards vest on the date established by the Compensation Committee for the respective awards and are not transferable. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

Currently, our non-employee directors are compensated only by time-based restricted stock awards. Each non-employee director receives an annual award of restricted stock. Mr. Lewis receives a lump sum restricted stock award as his sole compensation for service as Chairman. The other non-employee directors’ annual awards of restricted stock are determined based on their respective committee assignments. Restricted stock awards to directors are made under The Directors Equity Plan and are expected to be made in April of each year with an 11-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, appropriate adjustments to his or her award may be made. The following table sets forth targeted compensation in 2010:

Compensation Component	Dollar Value
Chairman of the Board	$260,000
Audit Committee Chair	215,000
Audit Committee Member	200,000
Compensation Committee Chair	200,000
Compensation Committee Member	190,000
Investment and Capital Committee Chair	200,000
Investment and Capital Committee Member	190,000
Additional Committee Chair[1]	20,000
Additional Committee Assignment[1]	15,000

[1]	Excludes Executive Committee.

Directors Restricted Stock Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”). If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares, except amounts attributable to dividend equivalent payments, which will be distributed in cash, in a lump sum or installments, at the time(s) designated by the participating director at the time of election; distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Directors Deferral Plan. Three non-employee directors participate in The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”). Each participant in the Directors Deferral Plan elected to defer fees earned prior to April 2006. Deferred retainer and meeting fees were credited into a stock account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months notice and they delay those distributions by at least five years.

Each participating Director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the “Security Ownership of Management” table beginning on page 20, under the headings Beneficially Owned Common Share Equivalent Units and Units Equivalent to Common Shares.

Perquisites. The company does not provide perquisites to our non-employee directors.

ITEM 2: PROPOSAL TO APPROVE AN AMENDMENT TO OUR CODE OF REGULATIONS ALLOWING THE BOARD OF DIRECTORS TO AMEND OUR CODE OF REGULATIONS TO THE EXTENT PERMITTED BY OHIO LAW

Under this proposal, we are asking our shareholders to approve an amendment to our Code of Regulations allowing the Board of Directors to adopt amendments to our Code of Regulations to the extent permitted by Ohio law. Our Code of Regulations currently requires our shareholders to adopt all amendments, a procedure that had been required by Ohio law prior to 2006.

Many jurisdictions, such as Delaware, have historically allowed the directors of a corporation to amend that corporation’s bylaws (the equivalent of Ohio’s code of regulations) without shareholder approval. In 2006, Ohio law was amended to allow directors of an Ohio corporation to make certain amendments to its code of regulations without shareholder approval, if the authority to do so is provided in the corporation’s articles of incorporation or code of regulations, and so long as the amendments do not divest or limit the shareholders’ power to adopt, amend, or repeal the corporation’s code of regulations.

After the 2006 amendment, Ohio law provides Ohio corporations with flexibility similar to Delaware corporations, subject to statutory limitations that prohibit directors from amending the code of regulations to make changes in specified areas deemed by the Ohio legislature to be fundamental rights reserved to the shareholders, which currently include the following:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;

•	changing the length of the time period required for notice of shareholders’ meetings;

•	changing the requirement for a quorum at shareholders’ meetings;

•	prohibiting shareholder or director actions from being authorized or taken by written consent without a meeting;

•	changing the length of the terms of office for our directors or providing for classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	changing the requirements for a quorum at directors’ meetings or the required vote for an action of the directors; or

•	including a requirement that a “control share acquisition” of the corporation be approved by the corporation’s shareholders.

If shareholders approve this proposal, Article X of our Code of Regulations would be revised to allow the Board to amend our Code of Regulations in the future, to the extent permitted by Ohio law. Shareholders of many Ohio public companies have approved modifications to their codes of regulations permitting their boards to exercise the power to amend the regulations. Although it cannot be predicted in advance how the Board will exercise this power, if approved by shareholders, the Board anticipates that it may be used from time to time to modernize our Code of Regulations, to reflect changes to conform with applicable laws, to adjust the size of the Board as directors leave or are added within the range of 5 to 13 directors currently authorized, and to make ministerial and other changes as the Board deems appropriate. We will be required to promptly notify our shareholders of any amendments that the Board makes to our Code of Regulations by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment.

Under Ohio law, shareholders will retain the power to adopt, amend, and repeal the Code of Regulations without action by the Board, so shareholders will have the ability to change any amendments made by the Board should they determine that course to be appropriate. Under no circumstances will the Board be permitted to delegate its authority to adopt, amend, or repeal our Code of Regulations to a committee of the Board.

The text of the revised Article X of our Code of Regulations, with the additions from the proposed amendment indicated by underlining, is set forth below. The amendment would become effective immediately upon shareholder approval.

ARTICLE X

Amendments

These Regulations may be amended or repealed: (a) at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the corporation with respect to such proposal, except that the affirmative vote of the holders of record of shares representing 75% of the voting power of the corporation with respect to any such proposal shall be required to amend, alter, change or repeal Sections 1, 3, 4, 5 or 13 of Article II or this Article X; or (b) by the board of directors (to the extent permitted by Ohio law).

Vote Required and Recommendation of the Board of Directors

Approval of the proposed amendment to our Code of Regulations allowing the Board to adopt amendments to the Code of Regulations requires the affirmative vote of the holders of seventy-five percent (75%) of our issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

The Board recommends that you vote FOR the proposed amendment to our Code of Regulations allowing the Board to adopt amendments to the Code of Regulations to the extent permitted by Ohio law.

ITEM 3: ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM

This proposal presents shareholders with the opportunity to cast a non-binding, advisory vote regarding our compensation program for our executive officers, as required by Section 14A of the Securities Exchange Act. Our executive compensation philosophy, and our compensation program, plans, and awards for 2010 for our named executive officers, are described above in the Compensation Discussion and Analysis (CD&A), beginning on page 22, and in the accompanying compensation tables and narrative discussions, beginning on page 38.

Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will ultimately drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (comprised principally of salary, annual cash bonus potential, and annual time-based and performance-based equity awards), the details of the applicable compensation awards, including award designs, performance criteria, performance goals, and potential compensation levels that may be attained, are set annually by the Compensation Committee and may evolve over time. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards, resulting in the alignment of our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide minimal perquisites to executives, while including competitive health and welfare benefits and limited income-deferral and severance rights.

Our Board recognizes the fundamental interest our investors have in our executive compensation practices. We value input from our shareholders on these matters and encourage shareholders to contact the Board through one of the methods outlined above under “Communications with the Board of Directors” on page 15 should they have specific points of view or concerns that they would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.

Based on the foregoing, the Board is seeking shareholder approval of the following:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 18, 2011, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussions, is hereby APPROVED.

Vote Required and Recommendation of the Board of Directors

If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program as described in the CD&A and the accompanying tables and narrative discussions in this Proxy Statement. Abstentions and broker non-votes will not be taken into account.

The Board recommends that you vote FOR the approval of our executive compensation program.

ITEM 4: ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM

This proposal requests shareholders to vote on whether an advisory vote on our executive compensation program (such as Item 3 above) should be held every one, two, or three years. This vote by shareholders, which is required by Section 14A of the Securities Exchange Act, is advisory in nature and will not be binding on the Board of Directors. Although the Board anticipates that it will follow the shareholders’ preference as to the frequency of the executive compensation vote, the Board will make the final determination.

After careful consideration, the Board of Directors recommends that the advisory vote on executive compensation be held annually and, therefore, that you vote for the “one year” option on your proxy card.

In arriving at this recommendation, the Board has considered that, with an annual advisory vote, shareholders would be able to provide us with direct and frequent feedback on our executive compensation program. Although our executive compensation program has significant components of longer-term compensation through time-based and performance-based equity awards, our awards to named executive officers are typically made annually, and improvements to our plans are often considered and adopted on an annual basis. As a result, we have determined that an annual shareholder vote would provide the Board and the Compensation Committee with valuable input on a regular basis as our executive compensation program evolves. Of course, we recognize that there may be administrative costs in such an annual vote, both to the company and shareholders, and that we have provided interested shareholders with other means to communicate with the Board on compensation matters. Accordingly, shareholders may have different views as what is the best approach for us, and we welcome the shareholder vote on this question.

Based on the foregoing, the Board requests that shareholders vote on the following:

RESOLVED, that the company hold an advisory vote on its executive compensation program, as required under Section 14A of the Securities Exchange Act, every one, two, or three years, as indicated by the option receiving the highest number of shareholder votes.

Vote Required and Recommendation of the Board of Directors

The option for one-year, two-year, or three-year voting that receives the highest number of votes will be considered the frequency of voting preferred by shareholders. Abstentions and broker non-votes will not be taken into account.

The Board recommends that you vote for ONE YEAR as the frequency with which shareholders should be presented with the advisory vote on our executive compensation program.

ITEM 5: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

On March 10, 2011, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2011 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2011. Pursuant to this proposal, we are asking shareholders to ratify the Audit Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2011, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2012.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and broker non-votes will not be taken into account.

The Board of Directors recommends that shareholders vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PwC to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PwC for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•

Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•

Consultations by the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.

The Committee has not adopted any other policies or procedures that would permit us to engage PwC for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed to us during the fiscal years ended December 31, 2010 and 2009, by PwC:

Fees	2010	2009
Audit	$1,780,598	$1,726,098
Audit-related	70,790	61,148
Tax	12,069	11,301

Total	$1,863,457	$1,798,547

Audit fees.  Amount includes professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting. A portion of the prior year audit fees are often billed in the subsequent year.

Audit-related fees.  Amount includes assistance in the assessment of Progressive’s internal control structure.

Tax fees.  Amount includes fees for tax planning, consultation, and advice.

All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2012 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than November 22, 2011. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between January 30, 2012 and February 29, 2012, together with appropriate supporting information to ensure that they will be considered at our Annual Meeting of Shareholders in 2012. If a shareholder submits such a proposal after February 29, 2012, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 29, 2012, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by calling toll-free 1-800-542-1061, by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, or by e-mail: investor_relations@progressive.com. Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as an executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to the Insurance Institute for Highway Safety and qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2010 did not exceed $2,500 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.

If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, and Code of Business Conduct and Ethics for directors, officers, and employees are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2010 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222 or e-mail at investor_relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 18, 2011

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the 2011 Annual Meeting of Shareholders

The undersigned hereby appoints Brian C. Domeck, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held at 6671 Beta Drive, Mayfield Village, Ohio, at 10:00 a.m., local time, on April 29, 2011, and at that meeting, and at any adjournment of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, represented by this proxy, which the undersigned would be entitled to vote, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN
1.	To elect as directors the nominees listed below, each to serve for a term of three years:

	Stuart B. Burgdoerfer	☐	☐	☐

	Charles A. Davis	☐	☐	☐

2.	To approve an amendment to the company’s Code of Regulations allowing our Board of Directors to amend the Code of Regulations to the extent permitted by Ohio law;	☐	☐	☐

3.	To cast an advisory vote on the company’s executive compensation program;	☐	☐	☐

4.	To cast an advisory vote on the frequency of the shareholder vote on the company’s executive compensation program;	☐ ☐ ☐	One Year Two Years Three Years	☐

5	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2011; and	☐	☐	☐

6.	In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, this proxy will be voted FOR the election of both nominees identified in Item 1, FOR the proposal described in Item 2, FOR the advisory vote described in Item 3, for ONE YEAR as the frequency of the advisory vote described in Item 4, and FOR the ratification described in Item 5.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 18, 2011, is hereby acknowledged.

Date: , 2011

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.